UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Weatherford International LTD.

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April 28, 2008

You are cordially invited to join us at the 2008 Annual General Meeting of Shareholders of Weatherford International Ltd. to be held at 10:00 a.m. on Monday, June 2nd, in Houston, Texas. The Annual General Meeting will be held at Hotel Granduca, located at 1080 Uptown Park Boulevard, Houston, Texas.

The notice of meeting and proxy statement that follow this letter describe the business to be conducted at the Annual General Meeting, including the election of seven directors.

Your vote is important. Whether or not you plan to attend the Annual General Meeting, we strongly encourage you to provide your proxy by telephone, the Internet or on the enclosed proxy card at your earliest convenience.

Thank you for your cooperation and support.

Sincerely,

Bernard J. Duroc-Danner
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1
Committees and Meetings of The Board
Board Compensation
Director Compensation
Corporate Governance Matters
PROPOSAL NO. 2
Audit Committee Report
SHARE OWNERSHIP
Shares Owned by “Beneficial Holders”
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Outstanding Equity Awards at December 31, 2007
OTHER INFORMATION

WEATHERFORD INTERNATIONAL LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

DATE:	Monday, June 2, 2008
TIME:	10:00 a.m. (Houston time)
PLACE:	Hotel Granduca 1080 Uptown Park Boulevard Houston, Texas 77056

Items of Business:

1. Elect seven directors to hold office for a one-year term;

2. Appoint Ernst & Young LLP as our independent auditors for the year ending December 31, 2008, and authorize the Audit Committee of the Board of Directors to set Ernst & Young’s remuneration; and

3. Any other matters that may properly come before the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF EACH OF THE SEVEN NOMINEES FOR DIRECTOR AND IN FAVOR OF THE APPOINTMENT OF ERNST & YOUNG LLP AND THE AUTHORIZATION OF THE AUDIT COMMITTEE TO SET ERNST & YOUNG’S REMUNERATION.

At the Annual General Meeting, the audited consolidated financial statements of the Company for the year ended December 31, 2007 and accompanying auditors’ report will be presented.

Your Board of Directors has set April 9, 2008, as the record date for the Annual General Meeting. Only those shareholders who were holders of record of our common shares at the close of business on April 9, 2008, will be entitled to vote at the Annual General Meeting.

You are cordially invited to join us at the Annual General Meeting. However, to ensure your representation at the Annual General Meeting, we request that you provide your proxy by telephone, the Internet or by signing and returning your proxy card in the enclosed postage-paid envelope at your earliest convenience, whether or not you plan to attend. If you are present at the Annual General Meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

Burt M. Martin
Secretary

Houston, Texas
April 28, 2008

WEATHERFORD INTERNATIONAL LTD.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be Held on June 2, 2008: This proxy statement and our 2007 Annual Report are available on our website at http://www.weatherford.com/weatherford/groups/public/documents/aboutwft/ir-annual-reports.asp.

Annual Meeting:	Date: Monday, June 2, 2008 Time: 10:00 a.m. (Houston time) Place: Hotel Granduca 1080 Uptown Park Boulevard Houston, Texas 77056

General Information:	Our principal U.S. office is located at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027. Our telephone number is (713) 693-4000.

Agenda:	Two proposals:

• Proposal 1 — The election of seven nominees as directors of the Company; and

• Proposal 2 — The appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2008, and the authorization of the Audit Committee of the Board of Directors to set Ernst & Young’s remuneration.

At the Annual General Meeting, we will present Weatherford’s audited consolidated financial statements for the year ended December 31, 2007 and accompanying auditors’ report. Copies of the financial statements are contained in our 2007 Annual Report which is being mailed to shareholders together with this Proxy Statement. The Annual Report is not part of our proxy soliciting information.

Who Can Vote:	All holders of record of our common shares at the close of business on April 9, 2008, are entitled to vote. Holders of the common shares are entitled to one vote per share at the Annual General Meeting.

Proxies Solicited By:	Your vote and proxy are being solicited by our Board of Directors for use at the Annual General Meeting. This Proxy Statement and enclosed proxy card are being sent on behalf of our Board of Directors to all shareholders beginning on or about May 9, 2008.

Voting:	If you are a record shareholder, you may authorize the persons named on the proxy card to vote your shares according to your instructions by completing, signing and returning your proxy card. You may also authorize the persons named on the proxy card to vote your shares via the Internet at the Internet address of www.voteproxy.com, or telephonically by calling 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 outside the United States. Please have your proxy card available if you decide to appoint a proxy by the Internet or by telephone because the proxy card contains the control number you will need to cast your vote. Proxies submitted by Internet or telephone must be received by 11:59 p.m. New York time on June 1, 2008. If you give your proxy by the Internet or telephone, please do not mail your proxy card. See “Quorum” as to the effect of broker non-votes.

Shareholders who hold their shares through a broker or other nominee (in “street name”) must vote their shares in the manner prescribed by their broker or other nominee.

Proxies:	If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote your shares as recommended by the Board of Directors.

Revoking Your Proxy:	You can revoke your proxy by:

• writing to the Secretary at 515 Post Oak Blvd., Suite 600, Houston, Texas 77027 before the Annual General Meeting;

• submitting a later-dated proxy via mail, the Internet or telephone prior to the Annual General Meeting; or

• casting your vote in person at the Annual General Meeting.

You may not revoke a proxy simply by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above.

Quorum:	As of April 9, 2008, there were 364,089,250 common shares issued and entitled to vote, including 24,193,410 shares held by subsidiaries of the Company. Although shares held by our subsidiaries may be counted for purposes of determining whether a quorum is present, we abstain from voting these shares. The presence of two or more persons in person at the start of the meeting and representing in person or by proxy in excess of 50% of the total issued voting shares throughout the meeting will form a quorum. If you have properly given a proxy by mail, Internet or telephone, your shares will count toward the quorum, and the persons named on the proxy card will vote your shares as you have instructed.

Pursuant to Bermuda law, (1) common shares represented at the Annual General Meeting for which votes are withheld on any matter, (2) common shares that are represented by “broker non-votes” (i.e., common shares held by brokers that are represented at the Annual General Meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (3) common shares for which the holder abstains from voting on any matter are not included in the determination of the common shares voting on a matter but are counted for quorum purposes.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares in the election of directors, the approval of our auditor and the authorization of the Audit Committee of the Board of Directors to set the auditor’s remuneration, even if the broker does not receive voting instructions from you.

Multiple Proxy Cards:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted.

Cost of Proxy Solicitation:	Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. All costs of proxy solicitation will be borne by the Company.

Questions:	You may call our Investor Relations Department at (713) 693-4000 or email us at investor.relations@weatherford.com if you have any questions or need directions to be able to attend the meeting and vote in person.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

PROPOSAL NO. 1

Election of Directors

Seven directors are to be elected at the Annual General Meeting. Each director elected will hold office until the 2009 Annual General Meeting or until his earlier retirement or resignation. All of the nominees for director have served as directors since the 2007 Annual General Meeting. The nominees for election as director are:

Name	Age	Director Since

Bernard J. Duroc-Danner	54	1988
Nicholas F. Brady	78	2004
David J. Butters	67	1984
William E. Macaulay	62	1998
Robert B. Millard	57	1989
Robert K. Moses, Jr.	68	1998
Robert A. Rayne	59	1987

If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for all of the listed nominees for director. The nominees receiving the affirmative vote of a majority of the votes cast at the Annual General Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee.

All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES FOR DIRECTOR.

Director Biographies

Bernard J. Duroc-Danner joined the Company in May 1987. He was directly responsible for the start-up of EVI, Inc.’s oilfield service and equipment business and has directed the growth of the Company since that time. He was elected EVI’s President in January 1990 and Chief Executive Officer in May 1990. Subsequent to the merger of EVI, Inc. with Weatherford Enterra, Inc. on May 27, 1998, Mr. Duroc-Danner was elected as our Chairman of the Board. Mr. Duroc-Danner’s family has been in the oil and gas business for two generations. He holds a Ph.D. in economics from Wharton (University of Pennsylvania). Prior to the start-up of EVI, Mr. Duroc-Danner held positions at Arthur D. Little and Mobil Oil Inc. Mr. Duroc-Danner is a director of Helix Energy Solutions Group, Inc. (a marine contractor and operator of offshore oil and gas properties and production facilities) and LMS Capital plc (an investment company). Mr. Duroc-Danner also serves on the National Petroleum Council and the Society of Petroleum Engineers.

Nicholas F. Brady has been the Chairman of Darby Overseas Investments, Ltd. and Darby Technology Ventures Group, LLC, investment firms, since 1994. Mr. Brady is Chairman of Franklin Templeton Investment Funds (an international investment management company), a director of Hess Corporation (an exploration and production company) and Holowesko Partners Ltd. (investment management companies). Mr. Brady is a former Secretary of the United States Department of the Treasury (1988-1993), a former Chairman of the Board of Dillon Read & Co. Inc. (investment banking) (1970-1988) and a former Chairman of Purolator, Inc. (filtration products) (1971-1987). Mr. Brady also represented the state of New Jersey as a member of the United States Senate (1982).

David J. Butters is a Managing Director of Lehman Brothers Inc., an investment banking company, where he has been employed for more than the past five years. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc. (a provider of marine support and transportation services to companies involved in the exploration and production of oil and natural gas), and a director of ACOL Tankers Ltd. (an oil tanker company). Mr. Butters is Deputy Chairman and Presiding Director of the Company’s Board.

William E. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation, a Connecticut-based private equity investment firm, which he joined in 1983. Mr. Macaulay served as a director of Weatherford Enterra from October 1995 to May 1998. He serves as a director of Dresser-Rand Group, Inc. (a supplier of compression and turbine equipment to the oil, gas, petrochemical and industrial process industries).

Robert B. Millard is a Managing Director of Lehman Brothers Inc., where he has been employed for more than the past five years. Mr. Millard is also a director of GulfMark Offshore, Inc. and Non-Executive Chairman of L-3 Communications Corporation (a manufacturer of electronic communications equipment principally for the defense industry).

Robert K. Moses, Jr. has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Board of Directors of Weatherford Enterra from May 1989 to December 1992 and as a director of Weatherford Enterra from December 1992 to May 1998.

Robert A. Rayne has been the Chief Executive Officer and a director of LMS Capital plc, an investment company listed on the AIM exchange, since June 2006, when the investment business of London Merchant Securities plc was demerged and LMS Capital was formed to hold this business. Mr. Rayne was employed by London Merchant Securities from 1968 to June 2006 and served as its Chief Executive Director from May 2001 to June 2006. Mr. Rayne is also the Non-Executive Chairman of Derwent London plc, a Central London specialist property company into which London Merchant Securities was merged in February 2007.

Sheldon B. Lubar, who has served as a Director since 1995, will not stand for re-election at the Annual General Meeting. Mr. Lubar is the Chairman of Lubar & Co., a private investment and management company, and is a director of various public and private companies. The Board wishes to thank and recognize Mr. Lubar for his many years of service and his long-standing commitment and dedication to Weatherford.

Committees and Meetings of The Board

Committees

The Board of Directors has created the following committees:

•	Audit

•	Compensation

•	Corporate Governance and Nominating.

Number of Meetings

During 2007, the Board of Directors met six times, the Audit Committee met nineteen times, the Compensation Committee met four times, and the Corporate Governance and Nominating Committee met three times. All of the directors attended at least 75% of all Board of Directors and respective committee meetings.

Audit Committee

Messrs. Butters, Lubar (Chair) and Rayne are the current members of the Audit Committee. A decision will be made as to who will replace Mr. Lubar on the Audit Committee when the Board meets in June 2008. The Audit Committee has been established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Board of Directors has adopted a written charter for the Audit Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” We will provide a copy of the charter without charge to any shareholder upon request. The primary functions of the Audit Committee are:

•	overseeing the integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing our independent auditors, including their qualifications, independence and performance, and setting the remuneration of the independent auditors; and

•	overseeing our internal auditors.

All members of the Audit Committee are independent as defined by the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Board of Directors has determined that Messrs. Butters and Rayne are “audit committee financial experts” as defined by applicable SEC rules because of their extensive financial experience. For more information regarding Messrs. Butters’ and Rayne’s experience, please see their biographies on pages 3 and 4 of this proxy statement.

Compensation Committee

The current members of the Compensation Committee are Messrs. Brady, Millard (Chair), Macaulay and Moses. The Board of Directors has adopted a written charter for the Compensation Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” We will provide a copy of the charter without charge to any shareholder upon request. The primary functions of the Compensation Committee are:

•	evaluating the performance and, together with the other members of the Board who are independent as defined by the rules of the New York Stock Exchange, determining and approving the compensation of our chief executive officer;

•	making recommendations to the Board regarding executive compensation, incentive compensation plans and equity-based plans; and

•	administering or having administered our incentive compensation plans and equity-based plans for executive officers and employees.

All members of the Compensation Committee are independent as defined by the rules of the New York Stock Exchange.

Corporate Governance and Nominating Committee

Messrs. Butters (Chair), Lubar and Macaulay are the current members of the Corporate Governance and Nominating Committee. A decision will be made as to who will replace Mr. Lubar on the Corporate Governance and Nominating Committee when the Board meets in June 2008. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” We will provide a copy of the charter without charge to any shareholder upon request. The primary functions of the Corporate Governance and Nominating Committee are:

•	identifying individuals qualified to serve as Board members;

•	recommending to the Board the director nominees for the next Annual General Meeting of Shareholders;

•	developing and recommending to the Board the Corporate Governance Guidelines for the Company;

•	overseeing the Board in its annual review of the Board’s and management’s performance; and

•	recommending to the Board director nominees for each committee.

All members of the Corporate Governance and Nominating Committee are independent as defined by the rules of the New York Stock Exchange.

Board Compensation

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the level of knowledge and experience that we require of members of our Board. Our Corporate Governance and Nominating Committee is responsible for reviewing and structuring our compensation policy regarding fees and equity compensation paid and granted to our directors.

Pearl Meyer & Partners (“Pearl Meyer”), a global human resources consulting firm, has been retained by the Corporate Governance and Nominating Committee as an independent compensation consultant to advise the committee on the appropriate compensation for the Board. Pearl Meyer annually assists the Corporate Governance and Nominating Committee by providing comparative market data on board compensation practices and programs based on an analysis of publicly available information on our peer group and U.S. industry practices.

Directors’ Fees

The directors who are not employees of the Company are paid the following fees:

•	$5,000 for each Board meeting attended;

•	$2,000 for each Committee meeting attended;

•	$60,000 as an annual retainer;

•	$10,000 as an annual retainer for each Committee chair (other than the Audit Committee chair) and the Presiding Director;

•	$20,000 as an additional annual retainer for the Audit Committee chair; and

•	$10,000 as an additional annual retainer for each Audit Committee member.

Annual retainers are paid quarterly. No changes were made in 2007 to the fees paid to directors. We do not compensate Mr. Duroc-Danner for his service on the Board.

Restricted Share Awards

On September 20, 2007, we granted to each of the non-employee directors a restricted share award of 4,000 common shares pursuant to our 2006 Omnibus Incentive Plan. The awards vest in three equal annual installments, beginning on September 20, 2008, subject to earlier vesting in the event of the death or disability of the director or a change of control of the Company. The Corporate Governance and Nominating Committee believes that providing a majority of the overall Board compensation in our common shares aligns the interests of our directors with our shareholders.

Director Deferred Compensation Plan

Under our Non-Employee Director Deferred Compensation Plan, each non-employee director may elect to defer up to 7.5% of any fees paid by us. The deferred fees are converted on a monthly basis into non-monetary units representing common shares that could have been purchased with the deferred fees based on the average of the high and low price of the common shares on the last day of the month in which the fees were deferred. If a non-employee director elects to defer at least 5% of his fees, we will make an additional contribution to the director’s account equal to (1) 7.5% of the director’s fees plus (2) the amount of fees deferred by the director. Our directors may generally determine when distributions will be made from the plan. The amount of the distribution will be a number of common shares equal to the number of units in the director’s account at the time of the distribution.

All of our non-employee directors have elected to defer 7.5% of the fees paid by us and to have distributions begin upon their cessation of service with the Board. As of December 31, 2007, Messrs. Brady, Butters, Lubar, Macaulay, Millard, Moses and Rayne had 2,346, 30,449, 8,041, 4,799, 3,812, 4,981 and 10,052 units allocated to their respective accounts, including units purchased with their own deferrals. Based on the closing market price of our common shares on December 31, 2007 ($68.60), the value of the units in each of Messrs. Brady’s, Butters’, Lubar’s, Macaulay’s, Millard’s, Moses’ and Rayne’s accounts as of December 31, 2007 was $160,936, $2,088,801, $551,613, $329,211, $261,503, $341,697 and $689,567, respectively.

Retirement Plan

The Company maintains the Weatherford International Incorporated Non-Employee Director Retirement Plan for former eligible directors of Weatherford Enterra. Under this plan, former non-employee directors of Weatherford Enterra with at least five years of service as a director are entitled to receive an annual benefit amount equal to 50% of the annual cash retainer fee in effect at the time of retirement, with benefits increased by 10% (up to 100%) for each additional full year of service in excess of five years. The benefits are payable monthly for the lesser of the number of months that the director served on the Board or ten years. If the director dies while serving on the Board or after his retirement from the Board, benefits are paid to his beneficiaries. After the merger of EVI, Inc. and Weatherford Enterra in June 1998, we discontinued this plan. Mr. Moses is the only current director who was fully vested and eligible to participate in this plan at the time of the plan’s discontinuance. Mr. Moses had over 10 years of credited service on the Board of Weatherford Enterra at the time the plan was discontinued, and his annual benefit amount upon his retirement will be $20,000. Benefits will be payable for ten years.

Summary of Board Compensation for 2007

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2007. Mr. Duroc-Danner was an executive officer and director in 2007, and information about his compensation is listed in the Summary Compensation Table in this proxy statement.

Director Compensation

	Fees
	Earned
	or Paid	Share	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)(3)	($)(2)(3)	($)(4)	($)

Nicholas F. Brady	83,000	196,401	—	12,450	291,851
David J. Butters	164,000	196,401	—	24,600	385,001
Sheldon B. Lubar	134,000	196,401	—	20,100	350,501
William E. Macaulay	83,000	196,401	—	12,450	291,851
Robert B. Millard	90,500	196,401	—	13,575	300,476
Robert K. Moses, Jr.	83,000	196,401	—	12,450	291,851
Robert A. Rayne	120,500	196,401	—	18,075	334,976

(1)	Includes fees deferred pursuant to our Non-Employee Director Deferred Compensation Plan, described above under “Director Deferred Compensation Plan.” In 2007, Messrs. Brady, Butters, Lubar, Macaulay, Millard, Moses and Rayne deferred $6,225, $12,300, $10,050, $6,225, $6,788, $6,225 and $9,038 in fees, respectively, which represented 114, 215, 181,113,124,114 and 162 units allocated to their respective accounts.

(2)	Restricted share grants of 4,000 shares were awarded to each of our non-employee directors on September 20, 2007, pursuant to our 2006 Omnibus Incentive Plan. For more information, see “Restricted Share Awards” above. The grant date fair value of each of the awards, as determined pursuant to Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), was $69.29. The value shown in the table is what is included in our financial statements pursuant to FAS 123(R) and includes amounts from awards granted prior to 2007. Awards of restricted shares granted prior to 2007 for which amounts are included in the table are 5,000 shares granted to each director on October 2, 2006, which vest over three years and have a per share fair value of $40.90, 6,000 shares granted to each director on September 8, 2004, which vest over three years and have a per share fair value of $23.65, and 6,000 shares granted to each director on September 29, 2005, which vest over three years and have a per share fair value of $34.945. Assumptions used in the calculation of this amount are included in footnote 16 to our audited financial statements included in our Annual Report on 10-K for the year ended December 31, 2007.

No options were granted in 2007, and all previously granted options were fully vested as of January 1, 2007. As a result, there was no expense included in our financial statements pursuant to FAS 123(R) for options in 2007.

(3)	As of December 31, 2007, aggregate outstanding restricted share and option awards for each non-employee director were as follows:

		Aggregate
	Aggregate	Number of
	Number of	Shares
	Restricted	Underlying
Name	Shares	Options

Nicholas F. Brady	9,333	0
David J. Butters	9,333	151,200
Sheldon B. Lubar	9,333	427,264
William E. Macaulay	9,333	427,264
Robert B. Millard	9,333	427,264 (a)
Robert K. Moses, Jr.	9,333	0
Robert A. Rayne	9,333	240,000

(a)	Options with respect to 72,018 of such shares had been transferred to family trusts as of December 31, 2007.

(4)	Represents amounts contributed by us to each director’s account under our Non-Employee Director Deferred Compensation Plan, described above under “Director Deferred Compensation Plan.” Our 2007 contributions to the accounts of Messrs. Brady, Butters, Lubar, Macaulay, Millard, Moses and Rayne, represented 228, 430, 361, 226, 248, 228 and 324 units allocated to their respective accounts.

Corporate Governance Matters

We are committed to adhering to sound principles of corporate governance. A copy of our Corporate Governance Principles is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Corporate Governance Policies.” We will also provide a copy of our Corporate Governance Principles to any of our shareholders without charge upon written request.

Director Independence

The Board of Directors has affirmatively determined that each director and nominee is independent, as defined for purposes of the New York Stock Exchange’s listing standards, other than Mr. Duroc-Danner, who is an employee. As contemplated by NYSE rules, the Board has adopted categorical standards to assist it in making independence determinations. The Board, however, considers and reviews all relationships with each director in making its independence determinations. A relationship falls within the categorical standards if it:

•	Is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence; or

•	Is in the ordinary course of business and does not exceed 2% of the consolidated gross revenues of the other person for the previous year.

None of the independent directors and nominees had relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards. The relationship discussed under “Compensation Committee Interlocks and Insider Participation” in this proxy statement did not exceed these standards and was determined by the Board not to be material.

Policies Regarding Related Party Transactions

Our policies regarding transactions between us or any of our affiliates and our directors, executive officers and other employees are set forth in our Corporate Governance Principles and our Code of Conduct — Conflicts of Interest Policy. These documents are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance”, then “Corporate Governance Policies” or “Code of Conduct”, as applicable. If an actual or potential conflict of interest arises for any director, the director is required to notify the Board and is not allowed to participate in any discussions or voting on any transaction in which the actual or potential conflict of interest may arise. The Board of Directors approves any transactions with our Chief Executive Officer, and our Chief Executive Officer approves any transactions with any other officer.

Director Nominations

In obtaining the names of possible nominees, the Corporate Governance and Nominating Committee makes its own inquiries and will receive suggestions from other directors, management, shareholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from shareholders is the same as its process for unsolicited recommendations from other sources. The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders who submit their recommendations in writing to Chair, Corporate Governance and Nominating Committee, care of the Corporate Secretary, Weatherford International Ltd., 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027, USA. Recommendations received before December 1st in any year will be considered for inclusion in the slate of director nominees to be presented at the Annual General Meeting in the following year. Unsolicited recommendations must contain the name, address and telephone number of the potential nominee, a statement regarding the potential nominee’s background, experience, expertise and qualifications, a signed statement confirming his or her willingness and ability to serve as a director and abide by our corporate governance policies and his or her availability for a personal interview with the

Corporate Governance and Nominating Committee, and evidence that the person making the recommendation is a shareholder of Weatherford.

The Corporate Governance and Nominating Committee believes that nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. Directors should have a record of accomplishment in their chosen professional field and demonstrate sound business judgment. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, including attendance at (in person) and participation in all Board and Committee meetings, and should be committed to serve on the Board for an extended period of time.

Shareholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of Rule 14a-8 promulgated by the Securities and Exchange Commission. Shareholders who do not comply with Rule 14a-8 but who wish to have a nominee considered by our shareholders at the Annual General Meeting must comply with the deadlines and procedures set forth in our Bye-laws. Please see “Proposals by Shareholders” in this proxy statement for more information.

Communication with Board Members

Any shareholder or other interested party that desires to communicate with the Board of Directors or any of its specific members, including the Presiding Director or the non-management directors as a group, should send their communication to the Corporate Secretary, Weatherford International Ltd., 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027, USA. All such communications will be forwarded to the appropriate members of the Board.

Director Presiding at Executive Sessions

Executive sessions of non-management directors are held at least twice each year. In 2007, the non-management directors held four executive sessions. Mr. Butters has been appointed as the Presiding Director for these sessions.

Director Attendance at Annual General Meeting

All directors are expected to attend the Annual General Meeting. Five directors attended our 2007 Annual General Meeting.

Code of Conduct

We have adopted a Code of Conduct that applies to our directors, officers and employees. We also have adopted a Supplemental Code of Conduct that applies to our President and Chief Executive Officer and our Chief Financial Officer. These documents are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance”, then “Code of Conduct” or “Supplemental Code of Conduct”, as applicable. We will also provide a copy of these documents to any of our shareholders without charge upon written request. We intend to post amendments to and waivers of our Code of Conduct (to the extent applicable to our President and Chief Executive Officer and our Chief Financial Officer) and to the Supplemental Code of Conduct at this location on our website.

PROPOSAL NO. 2

Appointment of Independent Auditors and Authorization of
The Audit Committee to Set the Auditors’ Remuneration

In accordance with Bermuda law and the Company’s Bye-laws, our shareholders have the authority to appoint our independent auditors and to authorize the Audit Committee to set the remuneration of the independent auditors. At the Annual General Meeting, our shareholders will be asked to appoint Ernst & Young LLP as Weatherford’s independent auditors for the year ending December 31, 2008, and to authorize the Audit Committee of our Board of Directors to set Ernst & Young’s remuneration.

The affirmative vote of a majority of the votes cast at the Annual General Meeting is required to approve the proposal to appoint Ernst & Young as the Company’s independent auditors and to authorize the Audit Committee to set Ernst & Young’s remuneration. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions and broker non-votes will not be counted as a vote for or against the proposal.

Representatives of Ernst & Young will be present at the Annual General Meeting to respond to any appropriate shareholder questions and will be given an opportunity to make a statement if they so desire.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY AND THE AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS TO SET THE AUDITORS’ REMUNERATION.

Fees Paid to Ernst & Young

The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by Ernst & Young during those periods. All fees were approved by the Audit Committee pursuant to its Pre-approval Policy.

	2007	2006

Audit fees(1)	$6,333,000	$6,401,000
Audit-related fees(2)	90,000	101,000
Tax fees(3)	455,000	609,000
All other fees(4)	24,000	53,000

Total	$6,902,000	$7,164,000

(1)	Audit fees consist of professional services rendered for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting and the reviews of the quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). Fees are presented in the period to which they relate versus the period in which they were billed.

(2)	Audit-related fees include consultations concerning financial accounting and reporting matters not required by statute or regulation as well as fees for employee benefit plan audits.

(3)	Tax fees consist of non-U.S. tax compliance, planning and U.S./non-U.S. tax-related consultation.

(4)	Other services performed include certain advisory services and do not include any fees for financial information systems design and implementation.

Audit Committee Pre-approval Policy

The Audit Committee has established a pre-approval policy for all audit services to be provided by an outside audit firm, including the independent auditor, and permissible non-audit services provided by the independent auditor.

There are two types of pre-approval. “General” pre-approval is based on pre-determined types of services and amounts. Under the policy, pre-approved service categories are provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. The Audit Committee reviews a listing of “General” services provided on a quarterly basis. “Specific” pre-approval is required for certain types of services or if a service is expected to exceed the limits set out in the “General” pre-approval. “Specific” pre-approval must be obtained through direct communications with the Audit Committee or the Chairman of the Audit Committee, to whom the Audit Committee has delegated pre-approval authority. The Chairman must report any pre-approved decisions to the Audit Committee at its next scheduled meeting.

Pre-approval is not required for de minimis services that initially were thought to be part of an audit. When an auditor performs a service thought to be part of the audit, which then turns out to be a non-audit service, the pre-approval requirement is waived. However, the Audit Committee must approve the service before the audit is completed. Fees for de minimis services, when aggregated with fees for all such services, cannot exceed five percent of the total fees paid to the accountant during the fiscal year.

Audit Committee Report

April 28, 2008

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2007.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

David J. Butters
Sheldon B. Lubar, Chairman
Robert A. Rayne

SHARE OWNERSHIP

Shares Owned by Directors and Executive Officers

This table shows the number and percentage of common shares beneficially owned by each of our directors, each of the executive officers and former executive officers named in the Summary Compensation Table that appears under “Executive Compensation” in this proxy statement and all of our directors and executive officers and the former executive officers as a group. Share ownership information of our directors and current executive officers is as of April 9, 2008. Share ownership information of our former executive officers is based on information obtained from the most recent publicly available filings with the Securities and Exchange Commission made by or on behalf of those former executive officers and corporate records. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.

	Amount and Nature of Shares
	Beneficially Owned
			Percent of
	Number of	Right to	Outstanding
Name	Shares Owned	Acquire(1)	Shares

Bernard J. Duroc-Danner(2)	808,572	950,537	*
Nicholas F. Brady(3)	331,032	2,470	*
David J. Butters(4)	109,494	181,692	*
Sheldon B. Lubar(5)	2,092,612	435,483	*
William E. Macaulay(6)	76,866	432,194	*
Robert B. Millard(7)	315,365	431,217	*
Robert K. Moses, Jr.(8)	274,632	5,104	*
Robert A. Rayne(9)	21,558	250,205	*
Andrew P. Becnel(10)	147,425	300,509	*
Stuart E. Ferguson(11)	92,756	68,994	*
Burt M. Martin(12)	192,016	241,354	*
Keith R. Morley(13)	106,338	219,769	*
Hazel A. Brown(14)	0	0	*
E. Lee Colley, III(15)	138,612	0	*
All directors, officers and former officers as a group (16 persons)	4,877,535	3,559,947	2.5%

*	Less than 1%.

(1)	Includes common shares that can be acquired through stock options exercisable through June 9, 2008. Also includes common shares that can be acquired as a result of distributions pursuant to our Non-Employee Director Deferred Compensation Plan, our Executive Deferred Compensation Stock Ownership Plan or our Foreign Executive Deferred Compensation Stock Plan, as applicable, based on the number of units allocated to each participant’s account as of April 9, 2008. The Non-Employee Director Deferred Compensation Plan is described under “Director Deferred Compensation Plan” in this proxy statement, and the Executive Deferred Compensation Stock Ownership Plan and the Foreign Executive Deferred Compensation Stock Plan are described under “Nonqualified Deferred Compensation” in this proxy statement.

(2)	Includes 9,985 shares held under our 401(k) Savings Plan, 90,412 shares held by a family limited partnership and 362,773 restricted shares that are subject to vesting schedules and forfeiture risk.

(3)	Includes 300,032 shares held in a trust and 9,333 restricted shares that are subject to vesting schedules and forfeiture risk.

(4)	Includes 27,544 shares held by Mr. Butters’ wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership, and 9,333 restricted shares that are subject to vesting schedules and forfeiture risk.

(5)	Includes 2,000,000 shares held by a limited partnership, the sole general partner of which is a limited liability company of which Mr. Lubar is a manager, and the limited partners of which include trusts of which Mr. Lubar is trustee. Mr. Lubar disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest in those shares. Also includes 9,333 restricted shares that are subject to vesting schedules and forfeiture risk.

(6)	Includes 13,236 shares held by Mr. Macaulay’s wife and 7,752 shares held in the name of or in trust for Mr. Macaulay’s adult daughters, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership. Also includes 9,333 restricted shares that are subject to vesting schedules and forfeiture risk.

(7)	Includes 4,989 shares held by a charitable foundation controlled by Mr. Millard and his wife, 39,626 shares held by Mr. Millard’s wife, and 194,248 shares held in trusts. Also includes 9,333 restricted shares that are subject to vesting schedules and forfeiture risk.

(8)	Includes 9,333 restricted shares that are subject to vesting schedules and forfeiture risk. 250,000 shares are pledged to a bank as security.

(9)	Includes 9,333 shares that are subject to vesting schedules and forfeiture risk. Excludes 820,000 shares beneficially owned by LMS Capital, of which Mr. Rayne serves as Chief Executive Officer and director. Mr. Rayne disclaims beneficial ownership of all of the shares beneficially owned by LMS Capital.

(10)	Includes 109,303 restricted shares that are subject to vesting schedules and forfeiture risk.

(11)	Includes 57,082 restricted share units that are subject to vesting schedules and forfeiture risk.

(12)	Includes 119,443 restricted shares that are subject to vesting schedules and forfeiture risk.

(13)	Includes 69,582 restricted shares that are subject to vesting schedules and forfeiture risk.

(14)	Information based on a Form 4 filed on behalf of Ms. Brown on February 1, 2007 and information provided by Ms. Brown.

(15)	Information based on a Form 4 filed on behalf of Mr. Colley on June 29, 2007 and information provided by Mr. Colley.

Shares Owned by “Beneficial Holders”

This table shows information for each person known by us to beneficially own 5% or more of the outstanding common shares as of April 9, 2008.

Name and Address of		Percent of
Beneficial Owner	Number of Shares(1)	Outstanding Shares

ClearBridge Advisors, LLC(2)	34,087,831	10.0%
Smith Barney Fund Management LLC 399 Park Avenue New York, New York 10022
FMR LLC(3)	18,395,819	5.4%
Edward C. Johnson 3d 82 Devonshire Street Boston, Massachusetts 02109
Wellington Management Company, LLP(4)	17,797,034	5.2%
75 State Street Boston, Massachusetts 02109

(1)	This information is based on information as of December 31, 2007 furnished by each shareholder or contained in filings made by the shareholder with the Securities and Exchange Commission.

(2)	The beneficial owners have shared voting and dispositive power over 28,959,061 shares and do not have sole voting or dispositive power over any shares.

(3)	The beneficial owners have sole voting power over 1,790,311 shares and sole dispositive power over all shares. The beneficial owners do not have shared voting or dispositive power over any shares.

(4)	Voting power over 10,071,909 shares is shared. The beneficial owner does not have sole voting power over any shares. Dispositive power over all shares is shared.

EXECUTIVE OFFICERS

In addition to Mr. Duroc-Danner, whose biography is shown on page 3, the following persons are our executive officers. None of the executive officers or directors have any family relationships with each other.

Name	Age	Position

Bernard J. Duroc-Danner	54	Chairman of the Board, President and Chief Executive Officer
Andrew P. Becnel	40	Senior Vice President and Chief Financial Officer
Stuart E. Ferguson	41	Senior Vice President — Reservoir & Production and Chief Technology Officer
Burt M. Martin	44	Senior Vice President, General Counsel and Secretary
Keith R. Morley	57	Senior Vice President — Well Construction & Operations Support and Chief Compliance & Safety Officer
M. Jessica Abarca	36	Vice President — Accounting and Chief Accounting Officer
M. David Colley	47	Vice President — Artificial Lift Global Business Unit

Andrew P. Becnel was appointed Senior Vice President and Chief Financial Officer in October 2006. Mr. Becnel joined the Company in 2002 and served as Corporate Vice President — Finance from September 2005 to October 2006, Vice President of Finance from May 2004 to September 2005 and Associate General Counsel from June 2002 to May 2004. Prior to joining the Company, he was Securities Counsel of Koch Investment Group (the investment and trading division of Koch Industries) from 2001 to 2002 and Senior Associate Attorney with the law firm of Andrews Kurth LLP from 1995 until 2001.

Stuart E. Ferguson was appointed Senior Vice President — Reservoir & Production and Chief Technology Officer in December 2007. Mr. Ferguson joined the Company in April 2001 and has served in several positions, including Senior Vice President and Chief Technology Officer from April 2003 to December 2007 and Senior Vice President and President — Completion Systems from September 2002 until April 2003. From May 2000 until February 2001, Mr. Ferguson was Group Marketing Director of Expro International Group PLC, an oilfield services company. From August 1994 until February 2000, Mr. Ferguson worked for Petroline Wellsystems Ltd., a provider of specialist oilfield products, in various positions, including Technical Services Director. We acquired Petroline in September 1999.

Burt M. Martin was appointed Senior Vice President, General Counsel and Secretary in April 2002. He joined the Company in June 1998 and served as Associate General Counsel from June 1998 until June 2000 and as Vice President — Law and Secretary from June 2000 until April 2002. From 1993 to 1998, Mr. Martin was an associate attorney with the law firm of Fulbright & Jaworski L.L.P.

Keith R. Morley joined the Company in November 2001 and was appointed Senior Vice President — Well Construction & Operations Support in January 2007 and Chief Compliance & Safety Officer in January 2005. From January 2007 to December 2007, Mr. Morley served as Vice President — Operations Support, and from May 2003 to January 2007, he served as Vice President — Enterprise Excellence. From August 1999 to November 2001, Mr. Morley worked for CiDRA Optical Sensing Systems in various capacities, including Senior Vice President and General Manager. We acquired CiDRA Optical Sensing Systems in November 2001. From October 1998 to August 1999, Mr. Morley was President and Chief Executive Officer of Diversified Energy Services Corporation.

M. Jessica Abarca was appointed Vice President — Accounting and Chief Accounting Officer in October 2006. Ms. Abarca joined Weatherford in 1996 and served as Vice President — Finance of the Company’s Completion and Production Systems division from May 2003 until October 2006. From 1996 until 2003, Ms. Abarca served in several finance and accounting managerial positions. Prior to joining the Company, she worked for Ernst & Young LLP from 1993 until 1996.

M. David Colley joined the Company in 1996 and was appointed Vice President — Artificial Lift Global Business Unit in January 2008. From September 2002 to January 2008, Mr. Colley was Vice President — Global Manufacturing. Mr. Colley also was in charge of Information Technology from December 2002 until February

2004. Prior to joining the Company, Mr. Colley worked for 17 years for another oilfield service company in various positions, with a focus on the supply of oilfield products.

Related Party Transaction

In December 2007, we entered into an arms-length transaction with an affiliate of E. Lee Colley, III, our former Senior Vice President and Chief Operating Officer. E. Lee Colley is also the brother of M. David Colley, our Vice President — Artificial Lift Global Business Unit. Under the terms of the transaction, we transferred intellectual property rights relating to the design of certain equipment to an affiliate of E. Lee Colley, and, in exchange, we received $2.6 million in cash and a promissory note for $10.4 million payable over five years and bearing interest at 7.25%. We also entered a supply agreement with the purchaser to use the intellectual property to manufacture and supply us with certain equipment. We expect to purchase approximately $10 million of products per year. Mr. M. David Colley will receive no personal benefit from it.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Administration of Executive Compensation Program

The Compensation Committee of the Board oversees our compensation programs and establishes and implements our compensation philosophy applicable to our executive officers. The Compensation Committee annually reviews our compensation programs and policies for our executive officers, and together with all of the non-management members of the Board of Directors, determines and approves the compensation of our executive officers.

The Compensation Committee consists of four directors who are not employees of the Company and who are independent, as defined by the standards of the New York Stock Exchange. No Compensation Committee member participates in any of our employee compensation programs. Each year, the Board of Directors reviews all relationships that each director has with the Company. The Board of Directors has determined that none of the members of the Compensation Committee had any material business relationships with us in 2007.

Compensation Philosophy and Objectives

The Compensation Committee believes that our executive compensation program should be designed to reward the achievement of enhanced financial performance of the Company and should promote the improvement of shareholder value by aligning the interests of our executive officers with those of our shareholders. In furtherance of these objectives, the Compensation Committee has structured the Company’s annual and long-term incentive compensation to provide competitive salary levels and compensation incentives that we believe (1) attract and retain individuals of outstanding ability in key executive positions, (2) drive and reward strong business performance to create superior value for our shareholders and (3) encourage our executives to focus on both the short-term and long-term performance goals of the Company.

The Compensation Committee believes that a significant portion of executive compensation should be tied to Company and common share performance. During periods when our financial performance meets or exceeds established objectives, executive officers should be rewarded under our incentive compensation programs for their efforts in achieving our goals. Likewise, when our performance does not meet the established goals, incentive compensation should be reduced or eliminated. There is no pre-established policy for the allocation of compensation between cash and non-cash or short-term and long-term incentive compensation because the Compensation Committee believes it is important to maintain flexibility in establishing the proper mix of compensation from year to year.

Incentive compensation is designed to balance short-term annual results and long-term success of the Company. To achieve this balance, executive officers are regularly awarded both short-term and long-term incentives. To motivate our executives to achieve long-term success for the Company and align their interests with those of our shareholders, we provide them and other key employees with various equity-based compensation incentives, including stock options and restricted share and restricted share unit awards, participation in our deferred compensation plans and the opportunity to purchase our common shares through our 401(k) plan. These incentives create a focus on share value appreciation and serve as a retention tool to encourage our key employees to remain in our employ.

The Compensation Committee annually reviews the compensation data prepared by Pearl Meyer, the financial performance of the Company and the performance of each executive officer to determine the appropriate level and combination of salary and incentive compensation for executive officers. The procedures used to establish the total compensation levels for all executive officers are the same; however, there are variations in the levels of compensation paid among our executive officers. These variations are based upon each executive officer’s position (both in terms of function and responsibilities), tenure, individual performance and market pay levels.

The Compensation Committee believes that making a significant portion of an executive officer’s compensation contingent on our annual financial results and share price performance more closely aligns the interests of the executive officers with those of our shareholders. Accordingly, in 2007 and 2008, a majority of executive compensation was awarded in the form of incentive compensation (annual performance incentive and long-term equity incentives) as opposed to annual salary. Incentive compensation (annual performance and long-term equity compensation) represented, on average, over 70% of our executive officers’ total compensation (excluding changes in pension value) in 2007 and 2008.

The Compensation Committee, together with the Board of Directors, intends to review the Company’s compensation philosophies on an ongoing basis to ensure that executive compensation appropriately reflects corporate and individual performance and yields awards that are reflective of the individual’s contribution to the achievement of our goals.

Compensation Consultant

Pearl Meyer has been retained by the Compensation Committee to serve as an independent compensation consultant to provide advice regarding executive compensation and our compensation programs. The Compensation Committee meets with Pearl Meyer annually and as requested from time to time. In 2008, the Compensation Committee expects to formally meet with Pearl Meyer three times to review and discuss executive compensation matters. Weatherford’s management communicates with Pearl Meyer from time to time but does not direct its activities for the Compensation Committee. Pearl Meyer has in the past infrequently provided general compensation advice to the Company regarding general compensation data for our employees at all levels.

Pearl Meyer assists the Compensation Committee by providing general guidance and comparative market data on compensation practices and programs based on an analysis of publicly available information on our peer group and U.S. industry practices. Pearl Meyer advises the Compensation Committee in analyzing and establishing the compensation levels for our executive officers. This advice includes providing detailed compensation information for each of our executive officers individually. This information covers base salary, annual performance incentives, long term incentives, perquisites and other compensation.

Peer Group

The Compensation Committee currently utilizes a broad peer group consisting of publicly traded energy service and exploration and production companies. With the assistance of Pearl Meyer, the peer group was revised and expanded in 2007 to include similarly sized exploration and production companies as these are companies from which we would potentially recruit executive management. In addition, the Compensation Committee selected a “focused peer group” which consists of certain companies from the peer group that compete directly with us in the oilfield services industry and that were deemed to be the most appropriate for performance benchmarking and compensation monitoring. Although the companies in the focused peer group differ in size (both in terms of market capitalization and revenues), all of the companies compete head to head in the global market for executive talent and business. The peer group and the focused peer group are both used to benchmark our executive compensation levels against companies that have executive positions with responsibilities similar to ours and that compete with us for executive talent. The Compensation Committee intends to periodically review the composition of our peer group and focused peer group to ensure that the companies in the group are relevant for comparative purposes.

The following companies comprise the peer group: Anadarko Petroleum, Apache Corp., Baker Hughes, BJ Services, Cameron International, Chesapeake Energy, GlobalSantaFe, Halliburton, National Oilwell Varco, Schlumberger, Smith International and Transocean. The “focused peer group” consists of Baker Hughes, BJ Services, Halliburton, Schlumberger and Smith International.

The Compensation Committee reviews survey data and analysis prepared by Pearl Meyer to ensure that our total executive compensation program is comparable to the programs of other companies in our peer group and the focused peer group. Pearl Meyer compiles this data based upon its review of our peer group as well as other general U.S. industry compensation data. Pearl Meyer also provides the Compensation Committee with general financial performance data for the Company versus the focused peer group. This includes revenue, earnings per share and total shareholder return for the preceding one- and three-year periods.

Pearl Meyer’s information is just one of many factors that are considered in setting executive compensation. The Compensation Committee has discretion in determining the extent to which it will be used and may elect to not use the information at all when making compensation decisions.

Annual Reviews and Recommendations

The Compensation Committee, together with the other non-management members of our Board of Directors (other than Mr. Rayne), annually reviews the performance of Mr. Duroc-Danner. Mr. Duroc-Danner annually reviews the performance of each of our executive officers (other than himself) and provides a summary of those reviews to the Compensation Committee. The Compensation Committee reviews supporting documentation, regarding the total compensation of the officers (base salary, annual performance compensation, long-term incentives, perquisites and other compensation), including the compensation information and data prepared by Pearl Meyer. The Compensation Committee also receives recommendations from Mr. Duroc-Danner concerning the annual base salary, annual performance compensation and long-term incentives of our executive officers, other than Mr. Duroc-Danner. Mr. Duroc-Danner’s recommendations are based upon his review of Pearl Meyer’s data and his view of each officer’s responsibilities, capabilities, future contributions and tenure with the Company. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the executive officers. The Board of Directors, other than Mr. Duroc-Danner, reviews the recommendations and determinations of the Compensation Committee.

2007 Executive Compensation Components

The Compensation Committee reviews the total direct compensation, including all the components thereof, of each executive officer when making compensation decisions. The Compensation Committee utilizes the data and information provided by Pearl Meyer in making their determinations regarding compensation. The primary components of total direct compensation are base salary, annual performance compensation, long-term incentive compensation, perquisites and costs of retirement benefits. Pearl Meyer prepares a summary of the total compensation of each executive officer, including all components of total compensation. This summary includes comparative data for similarly situated officers at each of the companies in the peer group and focused peer group.

When compared to the total compensation of the executive officers in the focused peer group, our goal was to set Mr. Duroc-Danner’s total compensation in 2007 and 2008 at or above the 75th percentile. With regard to our other executive officers, their total compensation varied from the 25th percentile to the 75th percentile. These percentiles varied among our other executive officers depending on the various factors described in this report (such as tenure, responsibilities and individual performance). In general, the goal is for the total compensation of the other executive officers to be in the 50th to 75th percentile range.

Base Salary

Base salaries for our executive officers are reviewed annually. Base salaries also may be adjusted during the year due to a significant increase in job responsibilities or duties. Increases to base salaries are approved by the Compensation Committee and all of our non-employee directors following recommendations from Mr. Duroc-Danner, other than for his base salary. The Compensation Committee does not rely solely on predetermined formulas or criteria when evaluating executive base salaries. Base salaries for the named executive officers are targeted at median or higher levels of the compensation data provided by Pearl Meyer, but this data is only one of many factors that are taken into account when setting base salary. Increases to base salary in 2007 and 2008 were based on a combination of factors, including:

•	The executive’s level of experience and responsibility;

•	Retention of executive officers;

•	Salaries of similarly situated executives in our peer group;

•	The scope and complexity of the position held;

•	The executive’s individual efforts in achieving business results;

•	Demonstration of leadership and team work abilities; and

•	The Company’s previous annual financial performance.

Based upon its review of our executive officers’ and our financial performance in 2006 and 2007, each executive received an increase in base salary in 2007 and 2008. Mr. Duroc-Danner’s salary increases in 2007 and 2008 were approximately 3% and 6.5%, respectively. The average increase in salary in 2007 for all current executive officers was approximately 14% and ranged individually from 3% to 27%. The average increase in salary in 2008 for all current executive officers was approximately 14.5% and ranged individually from 6.5% to 26%.

Annual Performance Compensation

Annual performance compensation is provided to the executive officers in the form of cash bonuses relating to certain financial and operational achievements of the Company. Our executive officers and all other key employees participate in the Weatherford Variable Compensation Plan. The Variable Compensation Plan provides all participants with the opportunity to earn annual cash bonuses based on the achievement of specific financial and operational performance targets for each fiscal year. The Compensation Committee and management jointly establish the Company’s annual performance targets in the first quarter of each year. Performance objectives are established at two levels: target and maximum. Performance targets are set at levels that are achievable but that require better than expected performance and are believed to be competitive with the Company’s peer group and focused peer group. The maximum levels generally set approximately 15% above the target level. Generally, targets are established at levels such that the relative difficulty of achieving the target level is consistent from year to year. Performance compensation, if any, is generally paid in cash in March of each year for the prior year’s fiscal performance. The Compensation Committee has the discretion to reduce or increase any performance compensation.

The Chief Executive Officer may make adjustments to the financial performance goals used to determine performance compensation if circumstances such as unanticipated economic and market conditions had or are expected to have a positive or negative effect on the Company. He also may suspend or terminate the Variable Compensation Plan at any time, even if financial objectives have been achieved, if conditions or circumstances exist that had or may have a negative effect on the Company. If the Company’s financial performance does not generate an award in any given year, an alternative bonus calculation may be performed. All decisions regarding changes in financial objectives or alternative bonus calculations are reviewed and approved by the Compensation Committee in advance.

For fiscal 2007, the performance targets were based 100% on our earnings before interest and taxes. The target and maximum levels, as a percentage of base salary, for Mr. Duroc-Danner in 2007 were 120%, and 180%, respectively, and the levels for all of our other named executive officers were 95% and 145%, respectively. The amount payable under the plan is based upon the Company’s actual financial results versus the performance targets established for each level.

In 2007, we failed to meet the target level of performance under the plan. Our target level of earnings before interest and taxes was $1,691 million, however, our 2007 earnings before interest and taxes fell short of our target. As a result, no cash bonuses were earned under the terms of the plan.

As an incentive for each executive officer’s continuing and future service and performance, the Compensation Committee determined and recommended that discretionary cash awards be granted to each of the executive officers in February 2008. The discretionary awards granted to Messrs, Duroc-Danner, Becnel, Martin, Morley and Ferguson were $3 million, $525,000, $500,000, $475,000 and $400,000, respectively.

Long-Term Incentive Compensation

The Compensation Committee considers long-term incentives to be a key component of the executive officer compensation program. Long-term equity incentives are designed to motivate management to work toward long-term performance of the Company and serve to link a significant portion of the executive officers’ compensation to shareholder value. The Compensation Committee believes that making a significant portion of an executive officer’s compensation contingent on our share price performance more closely aligns the interests of the executive officers with those of our shareholders. Accordingly, in 2007 and 2008, a majority of executive compensation has been in the form of long-term equity incentive compensation as opposed to annual salary. Long-term equity incentive compensation represented, on average, over 50% and over 60% of our executive officers’ total compensation (excluding changes in pension value) in 2007 and 2008, respectively.

These long-term incentives are equity-based and may consist from year to year of both stock options and restricted share or restricted share unit awards. Historically, stock options were exclusively used by the Compensation Committee as we only had a stock option plan. In more recent years, we adopted a restricted stock plan, thus restricted shares were used. Beginning in 2006, the 2006 Omnibus Incentive Plan was established and provided the Compensation Committee with the ability to grant a variety of equity-based long-term incentives, including stock options and restricted shares.

These types of long-term incentive awards provide our executive officers with a benefit that will increase only to the extent that the value of our common shares increases, thereby giving them an incentive to work to increase shareholder value. The factors considered by the Compensation Committee in determining the number of options and restricted share or restricted share unit awards to be granted to each executive officer are generally the same as those used in establishing the total compensation package of executive officers and include the position of the officer and the scope of his responsibilities and the long-term incentive compensation of similarly situated executives in our peer group and focused peer group.

Equity-based awards are service-based and generally vest over a period of three to four years. Vesting is accelerated upon death or disability and, if specified in the award agreement, upon retirement under our established policies or as a result of a change of control. Awards also may vest if the executive officer terminates his employment for good reason pursuant to his employment agreement. See below under “Employment Agreements.” The Compensation Committee has historically granted long-term equity-based awards to our executive officers on a bi-annual basis. The Compensation Committee has granted Mr. Duroc-Danner the discretion to approve and grant long-term equity-based awards to our other employees from time to time. Generally, these awards are granted to a broad group of employees and also are granted to employees upon promotion or employment with the Company. All equity-based compensation decisions for the named executive officers are approved by our full Board of Directors following recommendations from the Compensation Committee and Mr. Duroc-Danner (with respect to the other named executive officers). Mr. Duroc-Danner abstains from voting on these matters and does not participate in discussions regarding his compensation.

Stock options become valuable only if and to the extent that the price of our common shares exceeds the exercise price of the options, which motivates our executive officers and employees to create shareholder value. Stock options have exercise prices equal to the closing market price of our common shares on the date of grant. Options granted under our 2006 Omnibus Incentive Plan may have a term of not more than ten years from the date of grant. Options granted under earlier plans generally have a term of ten years from the date of vesting. Mr. Duroc-Danner was the only named executive officer who received a stock option in 2007. The option was granted under our 2006 Omnibus Incentive Plan and was awarded as a component of Mr. Duroc-Danner’s 2007 total compensation package. The option is for 336,650 shares and vests in two equal increments on February 28, 2009 and 2011, subject to earlier vesting in the event of a change of control of the Company.

Restricted share and restricted share unit awards further motivate our key employees, including our executive officers, to strive for share price appreciation. We generally award restricted shares to employees in the United States and restricted share units to employees outside the United States. Restricted share units are different from restricted shares in that we do not actually issue common shares until the vesting requirements are met. Upon vesting, the holder of restricted share units receives one common share for each unit that vested. Holders of restricted shares are allowed to vote their shares and are entitled to receive dividends if we pay dividends.

In February 2007, each named executive officer other than Ms. Brown was awarded restricted shares or restricted share units as part of total compensation package. The awards vest over four years. In addition, in lieu of receiving a cash payment under the Variable Compensation Plan for 2006, each named executive officer other than Ms. Brown received an award of restricted shares or restricted share units that vested in full of December 2007.

In February 2008, the Compensation Committee, as approved by our Board, granted restricted shares to each of our current executive officers as part of their overall total compensation package for 2008. The market value of the restricted shares, as of the date of the grant, to Messrs. Duroc-Danner, Becnel, Martin, Morley and Ferguson were $9,000,000, $2,500,000, $2,000,000, $1,500,000 and $1,500,000, respectively.

Retirement Plan

In 2003, we implemented the Weatherford International Ltd. Nonqualified Executive Retirement Plan for our executive officers in order to provide post-employment benefits that were not wholly dependent on the value of our common shares and to remain competitive with the compensation practices of our peer group and general industry practices. We have purchased life insurance on our executive officers to partially offset the potential benefits payable under this plan. Any benefits payable under these life insurance policies are payable to us, not the executive officers or their estate. The Committee annually reviews the terms and costs of the plan and the potential benefits payable under the plan. The cost to us of the life insurance premiums for each executive officer is part of the other compensation that is used by the Compensation Committee to determine total compensation for each executive officer.

Benefits are the product of an annual benefit percentage (2.75% for each of the named executive officers) multiplied by the participant’s compensation in effect as of his or her retirement, multiplied by the participant’s years of service. The benefits are limited to a maximum amount equal to the participant’s compensation multiplied by a maximum benefit percentage (60% for each of the named executive officers). The normal retirement age under the plan is 62, but a participant may elect early retirement beginning at age 55.

In early 2008, the Compensation Committee and the Board agreed to amend the plan to exclude all incentive compensation and bonuses from the calculation of potential benefits payable under the plan to any persons who join the plan after February 6, 2008.

Deferred Compensation

We maintain an executive deferred compensation plan and a foreign executive deferred compensation plan that provide our executive officers and other key employees with long-term incentive compensation through benefits that are directly linked to future increases in the value of our common shares and that may only be realized upon the employee’s retirement, termination or death. Mr. Ferguson is a participant in our foreign executive deferred compensation plan. All other current named executive officers are participants in our executive deferred compensation plan.

Perquisites

The Company provides the named executive officers with minimal perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the practices of our peer group. The Compensation Committee annually reviews the perquisites provided to executive officers to determine if adjustments are appropriate. Perquisites made available to our named executive officers in 2007 and 2008 included an annual car allowance or the use of a company car, payment of club dues and payment of life insurance premiums. Any named executive officers who are requested to temporarily relocate to a foreign country are also eligible for other perquisites that are available to all of our full-time employees who are requested to temporarily relocate to a foreign country. These perquisites include reimbursement of relocation expenses and housing, schooling and travel benefits.

Other Generally Available Benefits

Our named executive officers are eligible for additional Company-wide benefits on the same basis as other full-time employees. These include a 401(k) plan and other health, medical and welfare programs.

Our 401(k) plan gives our employees an opportunity to save a percentage of their compensation for their retirement on a pre-tax or after-tax basis. Employees may contribute from 1% to 50% of their gross pay on a pre-tax basis and up to 16% in after-tax contributions. The Company matches the first 4% of the employee’s pre-tax contributions beginning one year after employment. Employees are fully vested in the Company’s contributions after one year of service. Employees may direct how their contributions are invested among a number of investment options, including an option to invest in our common shares. Only U.S. employees are eligible to participate in our 401(k) plan. Employees outside the United States are covered under different retirement plans.

Our health, medical and welfare programs for U.S. employees include medical, pharmacy, dental and vision insurance if the employee pays the required copayment, life insurance in the amount of one time the person’s salary or salary bracket, accidental death and dismemberment coverage of up to one time the person’s salary, counseling through our employee assistance program, critical illness coverage of up to $10,000 and business travel accident coverage equal to four times annual salary up to a maximum of $1 million. We also offer short-term and long-term disability benefits. Employees outside the United States are eligible to participate in different plans, depending upon availability of the benefit and the requirements of local law.

Employment Agreements

We have entered into employment agreements with each of the named executive officers. We believe that the terms of the employment agreements are generally consistent with the employment agreements of executive officers in our peer group. In addition, these agreements help us to attract and retain our named executive officers by providing them with security in the event that they are terminated involuntarily. There is currently no plan or determination to alter or limit these agreements, however, the Compensation Committee will review the terms of these agreements from time to time and may make recommendations to the Board regarding changes to the agreements if deemed necessary.

The employment agreements provide for a term of three years and are automatically renewable annually so as to terminate three years from the renewal date. The agreements generally provide for an annual base salary, which may not be decreased, that is reviewable annually but with no guarantee of increase, eligibility to participate in incentive, equity and other benefit plans and our deferred compensation plan, four weeks of vacation, a company-provided car or car allowance and the perquisites described above. The agreements require us to pay legal fees and expenses incurred by the officer in any disputes regarding the agreement.

Under the terms of the employment agreements, if we terminate an officer’s employment for any reason other than “cause,” if the officer terminates his employment for “good reason” or if the employment is terminated as a result of the officer’s death or “disability”, as defined in the employment agreements, the officer will be entitled to receive (1) an amount equal to three times the sum of the highest base salary during the five years prior to the year of termination plus the greater of the highest annual bonus paid during the five years prior to the year of termination and the annual bonus that would be payable in the current fiscal year, (2) any accrued salary or bonus (pro-rated to the date of termination), (3) an amount equal to three times all employer contributions to our 401(k) plan and other deferred compensation plans over the last year of employment, grossed-up to account for federal and state taxes thereon, (4) an amount equal to three times all perquisites and (5) any benefits payable under our retirement plan as of the date of termination (unless a change of control has occurred or is pending, in which case the terms of the retirement plan will govern the payment of benefits under such plan). In addition, under such circumstances, all benefits under all deferred compensation and other benefit plans, including stock options and restricted share grants, will automatically vest, and all health and medical benefits will be maintained after termination for a period of three years provided the executive makes his required contribution. We also would be required to pay the executive a “gross up payment” to ensure that the executive receives the total benefit intended by his agreement with us.

Share Ownership Guidelines

The Compensation Committee believes that it is important to align the interests of management with the interests of our shareholders. In furtherance of this philosophy, we encourage all of our key employees to become shareholders through our equity-based awards, deferred compensation plans and 401(k) plan. Although we do not maintain minimum ownership requirements for our executive officers, we believe that each executive officer, through a combination of equity awards and participation in our deferred compensation and 401(k) plans, has a significant interest in increasing our long-term shareholder value.

Tax and Accounting Matters

Section 162(m) of the Internal Revenue Code

The Compensation Committee considers the tax impact of our executive compensation programs. Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deductibility of certain compensation paid to the five highest paid executives. Although the Compensation Committee takes into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions, it may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for our executive officers.

Nonqualified Deferred Compensation

In 2004, the tax rules applicable to nonqualified compensation arrangements changed. While the final regulations relating to these changes have not yet become effective, we believe we are operating in good faith compliance with the statutory provisions that became effective on January 1, 2005.

FAS 123(R)

Beginning on January 1, 2006, we began accounting for share-based payments, including stock options, restricted share awards and restricted share unit awards, in accordance with FAS 123(R).

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Nicholas F. Brady
William E. Macaulay
Robert B. Millard (Chair)
Robert K. Moses, Jr.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee’s members are Messrs. Brady, Macaulay, Millard (Chair) and Moses, all of whom are independent, non-employee directors. None of the Compensation Committee members has served as an officer or employee of the Company.

Mr. Rayne is Chief Executive Officer of LMS Capital plc. Mr. Duroc-Danner has been a director of LMS Capital since April 2006. From January 2004 until January 2007, Mr. Duroc-Danner served on the board of London Merchant Securities, and Mr. Rayne was Chief Executive of London Merchant Securities until June 2006. Mr. Rayne does not serve on our Compensation Committee and abstained from voting on Mr. Duroc-Danner’s compensation for 2008 when the Board approved it. Mr. Duroc-Danner does not serve on the Compensation Committee, or any other committee, of LMS Capital and did not serve on the compensation committee of London Merchant Securities.

Summary Compensation Table

This table shows the total compensation paid for the years ended December 31, 2007 and 2006 to Mr. Duroc-Danner, Mr. Becnel, our three other most highly compensated executive officers during 2007, and two other former officers. These officers and former officers are referred to in this proxy statement as the “named executive officers”.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Bernard J. Duroc-Danner	2007	1,403,041	7,591,579	1,073,865	—	10,876,434	675,511	21,620,430
Chairman of the Board, President and Chief Executive Officer	2006	1,372,604	4,492,828	1,009,211	—	6,634,786	523,455	14,032,884
Andrew P. Becnel	2007	496,920	1,501,898	654,443	—	900,704	191,245	3,745,210
Senior Vice President and Chief Financial Officer	2006	311,058	460,348	527,170	—	1,066,050	126,632	2,491,258
Stuart E. Ferguson	2007	447,581	1,089,850	—	—	834,158	211,192	2,582,781
Senior Vice President — Reservoir and Production and Chief Technology Officer	2006	342,180	375,172	49,424	—	278,369	146,466	1,191,611
Burt M. Martin	2007	475,541	2,040,215	—	—	972,599	200,004	3,688,359
Senior Vice President and General Counsel	2006	419,231	1,013,502	—	—	965,746	163,662	2,562,141
Keith R. Morley	2007	405,316	1,080,562	—	—	3,568,519	151,768	5,206,165
Senior Vice President — Well Construction and Operations and Chief Safety Officer	2006	299,531	462,736	300,712	—	386,941	115,708	1,565,628
Hazel A. Brown (6)	2007	24,770	808,581	—	—	— (7)	1,762,028	2,595,379
Former Officer	2006	236,317	272,513	—	—	59,739	70,171	638,740
E. Lee Colley, III (8)	2007	341,546	3,504,902	—	—	— (9)	17,772,812	21,619,260
Former Officer	2006	449,339	1,074,794	177,294	—	1,865,372	170,104	3,736,903

(1)	Includes amounts deferred by each of the named executive officers under our deferred compensation plans described under “Nonqualified Deferred Compensation” in this proxy statement, as well as amounts deferred under our 401(k) plan.

(2)	Amounts shown do not reflect compensation actually received. Instead, the amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 16 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Our Variable Compensation plan provides for annual awards based upon the attainment of certain financial performance goals. The awards are paid in the first quarter of the year following the year in which they are earned. No payments were made under the plan for 2007. See “Annual Performance Compensation” in the Compensation Discussion and Analysis section of this proxy statement for more information. In lieu of receiving any awards under this plan for 2006, Messrs. Duroc-Danner, Becnel, Ferguson, Martin, Morley and Colley received a grant of restricted shares (restricted share units in the case of Mr. Ferguson, who is located outside the U.S.) in the first quarter of 2007 pursuant to our 2006 Omnibus Incentive Plan. Ms. Brown did not receive an award for 2006.

(4)	The amounts shown reflect the actuarial increase in the present value of benefits using interest rate and mortality assumptions consistent with those used in our financial statements and include amounts that the officer may not currently be entitled to receive because such amounts are not vested.

(5)	Other Annual Compensation consists of the following:

		Company
		Contributions			Matching	Contribution
		to Executive		Club	Contributions	to Foreign	Life
		Deferred	Car/Car	Membership	Under 401(k)	Pension	Insurance	Termination
		Plan	Allowance	Dues	Plan	Plan	Premiums	Payments
	Year	($)	($)	($)	($)	($)	($)	($)(a)

Bernard J. Duroc-Danner	2007	637,681	10,914	4,937	9,000	—	12,979	—
	2006	487,704	11,504	4,397	8,800	—	11,050	—
Andrew P. Becnel	2007	168,372	8,100	4,194	9,000	—	1,579	—
	2006	106,659	7,200	3,027	8,800	—	946	—
Stuart E. Ferguson	2007	150,224	15,128	—	—	38,975	6,865	—
	2006	100,077	13,907	—	—	26,746	5,736	—
Burt M. Martin	2007	176,393	8,100	4,758	9,000	—	1,753	—
	2006	141,635	7,200	4,612	8,800	—	1,415	—
Keith R. Morley	2007	122,953	8,100	7,476	9,000	—	4,239	—
	2006	89,930	7,200	6,660	8,800	—	3,118	—
Hazel A. Brown	2007	3,715	—	—	916	—	83	1,757,314
	2006	57,947	—	2,869	8,800	—	555	—
E. Lee Colley, III	2007	163,833	674	—	9,000	—	1,937	17,597,368
	2006	157,401	1,095	—	8,800	—	2,808	—

(a)	See “Payments Made to Former Officers in 2007” under “Potential Payments Upon Termination or Change in Control” below for further information regarding the payments made to Ms. Brown and Mr. Colley in connection with the terminations of their employment.

The table does not reflect amounts paid for housing, travel and schooling for employees stationed overseas. These benefits are paid to executive officers on the same basis as all other employees.

(6)	Ms. Brown left the Company on January 31, 2007.

(7)	Ms. Brown’s retirement benefit in the executive retirement plan decreased by $222,062 in connection with the termination of her employment. Ms. Brown was not vested in the plan and did not receive a lump sum benefit.

(8)	Mr. Colley ceased to be an executive officer on June 11, 2007.

(9)	Mr. Colley’s retirement benefit in the executive retirement plan decreased by $5,955,591 in connection with his departure from the Company. His lump sum benefit amount of $12,001,203 is included in the termination payment amount in the All Other Compensation column. The difference in his accrued balance at the beginning of the year and his lump sum benefit is due to regular pension costs accrued during the year, the accelerated accrual of his prior service costs and the revaluation of his benefit to include 2007 salary and bonus amounts.

Grants of Plan-Based Awards in 2007

The following table provides information regarding plan-based awards granted in 2007 to the named executive officers. For any named executive officer not listed in the table, no information was applicable.

						All Other
					All Other	Option
					Stock	Awards:	Exercise	Grant Date
					Awards:	Number of	or Base	Fair Value
					Number of	Securities	Price of	of Share
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Restricted	Underlying	Option	and
	Grant	Threshold	Target	Maximum	Shares/Units	Options	Awards	Option
Name	Date	($)	($)	($)	(2)(#)	(#)	($/sh)	Awards

Bernard J. Duroc-Danner	—	845,625	1,691,250	2,536,875	—	—	—	—
	2/28/07	—	—	—	—	336,650 (3)	40.10	5,127,180
	2/28/07	—	—	—	71,026 (4)	—	—	2,848,143
	2/28/07	—	—	—	112,220	—	—	4,500,022
Andrew P. Becnel	—	275,000	522,500	797,500	—	—	—	—
	2/28/07	—	—	—	15,600 (4)	—	—	625,560
	2/28/07	—	—	—	50,000	—	—	2,005,000
Stuart E. Ferguson	—	237,538	451,321	688,859	—	—	—	—
	2/28/07	—	—	—	13,818	—	—	554,102
	2/28/07	—	—	—	20,000	—	—	802,000
Burt M. Martin	—	250,000	475,000	725,000	—	—	—	—
	2/28/07	—	—	—	17,472 (4)	—	—	700,627
	2/28/07	—	—	—	40,000	—	—	1,604,000
Keith R. Morley	—	237,500	451,250	688,750	—	—	—	—
	2/28/07	—	—	—	10,329 (4)	—	—	414,193
	2/28/07	—	—	—	25,000	—	—	1,002,500
E. Lee Colley, III	2/28/07	—	—	—	18,720 (4)	—	—	750,672
	2/28/07 (5)	—	—	—	75,000	—	—	3,007,500

(1)	Represents potential payments for the year ended December 31, 2007 under the terms of our Variable Compensation Plan. No payments were made for 2007 under this plan. See “Annual Performance Compensation” in the Compensation Discussion and Analysis section of this proxy statement for more information. Ms. Brown and Mr. Colley were no longer eligible to participate in the Variable Compensation Plan as of December 31, 2007.

(2)	All awards were granted under our 2006 Omnibus Incentive Plan.

(3)	Option was granted under our 2006 Omnibus Incentive Plan. Option vests in equal increments on each of February 28, 2009 and 2011, subject to earlier vesting pursuant to the terms of Mr. Duroc-Danner’s employment agreement in the event of a termination of his employment. The exercise price was the closing market price of our common shares on the date of grant. The option expires on February 28, 2016.

(4)	Includes shares that were surrendered at the time of grant pursuant to the Company’s deferred compensation plans.

(5)	This award was forfeited prior to vesting in connection with Mr. Colley’s departure from the Company.

Potential Payments Upon Termination or Change in Control

Under the terms of the current employment agreements that we have entered into with the named executive officers, if we terminate an officer’s employment for any reason other than “Cause,” if the officer terminates his employment for “Good Reason” or if the employment is terminated as a result of the officer’s death or “Disability”, as defined in the employment agreements, the officer (or his estate) will be entitled to receive the following lump sum compensation:

•	any accrued salary or bonus (pro-rated to the date of termination) (the “Accrued Obligation Payment”). For these purposes, the bonus amount that is used is the greater of the highest annual bonus paid in the five years prior to the year of termination or the amount that would be payable in the year of termination;

•	an amount equal to three times the sum of the highest base salary during the five years prior to the year of termination and the greater of the highest annual bonus paid during the five years prior to the year of termination and the annual bonus that would be payable in the current fiscal year (the “Salary and Bonus Payment”);

•	an amount equal to three times all employer contributions to our 401(k) plan and other deferred compensation plans (other than our retirement plan) in the last year of employment, grossed-up to account for federal and state taxes thereon (the “Contribution Payment”);

•	an amount equal to three times the total value of all fringe benefits on an annualized basis (the “Fringe Benefit Payment”); and

•	any benefits payable under our retirement plan as of the date of termination (unless a change of control has occurred or is pending, in which case the terms of the retirement plan will govern the payment of benefits under such plan) (the “NQERP Payment”). For more information regarding our retirement plan, see “Pension Benefits” in this proxy statement.

In addition, under such circumstances, the following benefits also would be provided or paid:

•	all benefits under all deferred compensation and other benefit plans, including stock options and restricted share grants, will automatically become fully vested to the extent not already vested;

•	all health and medical benefits and all other benefits under any plans that are provided to the officer and his or her family prior to termination would be maintained after termination for a period of three years or such longer period as the plans may require, provided the executive makes his required contribution (the “Healthcare Benefit”). However, participants who are eligible to receive benefits under the retirement plan are provided with medical insurance for life for the officer and his or her spouse, provide they pay the required monthly contributions up to a maximum of $2,000 per year. See “Other Generally Available Benefits” in the Compensation Discussion and Analysis section of this proxy statement for more information regarding the benefits that we provide to our employees;

•	We would pay, as incurred, for outplacement services for the officer, the scope and provider of which would be selected by the officer (the “Outplacement Payment”);

•	Any one club membership, luncheon club and other membership that we provided for the officer or his family prior to termination would be transferred to the officer at no cost to the officer;

•	We would either transfer ownership and title to the officer’s company car at no cost (other than individual income taxes owed by the officer) to the officer, or if the officer received a monthly car allowance, we would pay the officer a lump sum in cash equal to the annual car allowance multiplied by three (the “Car Payment”);

•	We would pay any other benefits that the officer is entitled to receive under any of our other plans or programs (the “Other Benefits Payment”). In the case of the officer’s death, this would include death benefits to the officer’s estate at least equal to the most favorable benefits provided by us on the date of the agreement or at the time of death, if more favorable. In the case of Disability, this would include disability and other benefits equal to the most favorable benefits provided by us on the date of agreement or at the time of Disability, if more favorable. See “Other Generally Available Benefits” in the Compensation Discussion and Analysis section of the proxy statement for more information regarding the benefits that we provide to our employees.

Under the Deficit Reduction Act of 1984, certain severance payments that exceed a certain amount could subject both us and the executive to adverse U.S. federal income tax consequences. Each of the employment agreements provides that we would be required to pay the executive a “gross up payment” to ensure that the executive receives the total benefit intended by his agreement with us

Under the employment agreements, “Cause” is defined as the willful and continued failure to substantially perform the officer’s job, after written demand is made by the Chief Executive Officer or the Board, or the willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. “Disability” is defined as the absence of the officer from his duties on a substantial basis for 120 calendar days as a result of incapacity due to mental or physical illness. If we determine that the officer is disabled, the officer has 30 days from the date of our notice to the officer of intent to terminate employment by reason of Disability to return to full-time performance of his duties. The officer may terminate his employment for Disability if a physician selected by the officer determines that a disability has occurred.

Termination by the executive for “Good Reason” is generally defined as:

•	a reduction in title and/or responsibilities of the officer;

•	a relocation of the officer;

•	a reduction in the officer’s benefits;

•	the breach by the Company of the employment agreement;

•	any termination by the Company of the officer’s employment; and

•	the failure by the Company to renew the employment agreement after a change of control.

In the event of a change of control or other transaction in which our common shares cease to be publicly traded, “Good Reason” also will be deemed to exist if the officer is assigned to any position, authority, duties or responsibilities that are not at the ultimate parent and publicly traded company of the surviving entity or that are inconsistent with the current position, authority, duties or responsibilities set out in the employment agreement. Any good faith determination of “Good Reason” made by the officer is conclusive.

A change of control is generally deemed to occur under the employment agreements if:

•	any person acquires 20% or more of our common shares;

•	at least two-thirds of the members of the current Board of Directors cease to be directors other than in specified circumstances;

•	upon the consummation of a merger or similar transaction other than (a) a transaction in which at least two-thirds of the common shares outstanding immediately prior to the transaction continue to represent at least two-thirds of the voting power immediately after the transaction or (b) a transaction in which no person owns 20% or more of the outstanding common shares or voting power of the surviving entity; and (c) a transaction in which at least two-thirds of the members of the surviving entity are current members of the Board of Directors at the time the transaction was approved; or

•	approval or adoption by the Board or the shareholders of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s assets or a dissolution of the Company.

None of the current named executive officers is eligible for retirement under our plans and policies. Mr. Morley is eligible for early retirement under our retirement plan. For additional information regarding our retirement plan and benefits available in the event of early retirement, see “Pension Benefits” in this proxy statement.

Payments Made to Former Officers in 2007

The following tables show cash and non-cash compensation paid or to be paid to Ms. Brown and Mr. Colley in connection with the terminations of their employment.

Cash Compensation

	Accrued	Salary and		Fringe			Other
	Obligation	Bonus	Contribution	Benefit	Car	NQERP	Benefit	Gross-Up
	Payment	Payment	Payment	Payment	Payment	Payment	Payment	Payment	Total
Name	($)	($)	($)	($)(1)	($)	($)	($)	($)(2)	($)

Hazel A. Brown	321,337	1,012,000	217,600	28,800	—	—	32,207	145,370	1,757,314
E. Lee Colley, III	396,226	4,051,947	693,626	29,799	—	12,001,203	—	373,491	17,546,292

(1)	Includes allowances for yearly physical, financial planning, phone, club dues and professional fees, if applicable.

(2)	Payment was made to account for federal and state taxes on the Contribution Payment.

Non-Cash Compensation

	Vested			Deferred
	Equity	Healthcare	Car	Compensation
	Awards	Benefit	Ownership	Distribution
Name	($)(1)	($)(2)	($)(3)	($)(4)

Hazel A. Brown(5)	1,211,400	3,681	—	117,354
E. Lee Colley, III(6)	6,617,296	383,150	51,076	2,946,720

(1)	Does not include the value of any units that vested upon termination under our deferred compensation plans. Any such amounts are included in the values shown for the column entitled “Deferred Compensation Distribution.”

(2)	Includes medical, dental and vision insurance for the officer, his or her spouse and their dependents, plus supplemental life insurance, if the officer elected to purchase it. For Mr.Colley, the coverage will last for three years, and for Ms. Brown, the life coverage will last for two years and the medical coverage lasted for six months following termination. Ms. Brown elected to only continue medical coverage for the first six months following her termination and was paid an equivalent value for the remaining two-year period in accordance with her employment agreement. The payment (in lieu of medical coverage) is included in the “Other Benefit Payment” column in the Cash Compensation table above.

(3)	Value was determined by the amount paid by the Company to transfer ownership.

(4)	Value was determined by multiplying the number of our common shares distributed to the former officer upon termination of employment or position by the closing market price of our common shares on the date the distribution was initiated. See the table under “Nonqualified Deferred Compensation” and footnotes to that table for more information regarding the values included herein.

(5)	Ms. Brown vested as to 30,000 restricted shares upon termination of her employment on January 31, 2007. The closing market price of our shares on that date was $40.38. Ms. Brown received a distribution of 2,121 common shares in August 2007 under our executive deferred compensation plan with a value of $117,354 which was based on the closing market price of our common shares on July 31, 2007 ($55.33).

(6)	Mr. Colley vested as to 122,316 restricted shares on June 11, 2007, the date on which Mr. Colley was removed from his position as an executive officer. The closing market price of our shares on that date was $54.10. Mr. Colley received a distribution of 36,860 common shares in August 2007 under our executive deferred compensation plan with a value of $1,902,723 which was based on the closing market price of our common shares on August 3, 2007 ($51.62). He received the remainder of his units, 17,359 shares, on January 24, 2008, at a value of $1,043,997, which was based on the closing market price of our shares on that date ($60.14).

Termination Other Than For Cause or For Good Reason

The following table, referred to in this proxy statement as the “Cash Compensation Table”, describes cash payments that would be required to be made under the employment agreements we have with each of the named executive officers, other than the former officers discussed above, and under our executive retirement plan in the event a named executive officer’s employment was terminated by us other than for Cause or by the officer for Good Reason. This table and the tables that follow in this section assume that there was no change of control prior to termination, that the event that triggered the payment occurred on December 31, 2007 and that the price of our common shares was $68.60 on that date. The amounts shown for such person in the tables include amounts earned through such time and are estimates of the amount that would be paid out to the officer upon their termination. The actual amounts to be paid out can only be determined at the time of such officer’s termination.

	Accrued	Salary and		Fringe			Other		Out-
	Obligations	Bonus	Contribution	Benefit	Car	NQERP	Benefits	Gross-Up	placement
	Payment	Payment	Payment	Payment	Payment	Payment	Payment	Payment	Payment	Total
Name	($)	($)	($)	($)(1)	($)	($)	($)	($)(2)	($)	($)

Bernard J. Duroc-Danner	2,983,660	12,772,554	2,390,432	42,000	—	61,245,047	—	1,287,156	—	80,720,849
Andrew P. Becnel	667,868	3,526,680	656,182	41,100	24,300	—	—	353,329	—	5,269,459
Stuart E. Ferguson	591,316	3,113,640	672,668	28,200	45,384	5,796,516	—	448,446	—	10,696,170
Burt M. Martin	739,089	3,601,881	678,145	42,000	24,300	6,705,453	—	365,155	—	12,156,023
Keith R. Morley	450,731	2,667,579	494,747	50,700	24,300	7,385,684	—	266,402	—	11,340,143

(1)	Includes the sum of the costs of an annual physical examination, financial planning services, and cellular telephone and club dues, multiplied by three.

(2)	Amount shown reflects the estimated amount that would have been paid to account for federal and state taxes on the Contribution Payment. For Messrs. Duroc-Danner, Becnel, Martin and Morley, who are based in the United States, the Contribution Payment is grossed up at a rate of 35%. For Mr. Ferguson, who is based in the United Kingdom, the rate is 40%, consistent with tax rates in the United Kingdom. The Contribution Payment is the only payment for which the Company pays a tax gross-up payment.

In addition to the cash payments described above, the officers would have been entitled to receive the following non-cash compensation set forth in the table below.

	Vested		Membership		Deferred
	Equity	Healthcare	Transfer		Compensation
	Awards	Benefit	Costs	Car Ownership	Distribution
Name	($)(1)	($)(2)	($)(3)	Transfer	($)(4)

Bernard J. Duroc-Danner(5)	26,631,061	361,846	7,750	49,966	12,115,781
Andrew P. Becnel(6)	8,647,600	118,368	17,100	—	1,249,528
Stuart E. Ferguson(7)	3,430,000	123,523	—	—	1,223,450
Burt M. Martin(8)	7,203,000	174,242	16,200	—	2,688,316
Keith R. Morley(9)	3,773,000	298,520	—	—	1,214,783

(1)	Value for restricted shares\restricted share units was determined by multiplying the number of shares or units that would have vested by the closing market price of our shares on December 31, 2007 ($68.60). For options, value was determined by multiplying the number of shares as to which the option would have vested by $68.60 and then subtracting the exercise price multiplied by the number of shares as to which the option vested.

(2)	Includes medical, dental and vision insurance for the officer, his or her spouse and their dependents, plus supplemental life insurance, if the officer elected to purchase it.

(3)	The amount shown is the amount of the deposits paid by the Company for club memberships that would be lost if the membership was transferred to the officer. There are no known transfer fees.

(4)	Value was determined by multiplying the number of units in the officer’s deferred compensation account as of December 31, 2007, multiplied by $68.60.

(5)	Mr. Duroc-Danner would have vested as to 248,346 restricted shares. He would have vested as to options to purchase an aggregate of 336,650 shares, which have an exercise price of $40.10 per share. He would have received a distribution of 176,615 common shares under our executive deferred compensation plan.

(6)	Mr. Becnel would have vested as to 80,000 restricted shares. He would have vested as to options to purchase an aggregate of 120,000 shares, which have an exercise price of $42.27 per share. He would have received a distribution of 18,215 common shares under our executive deferred compensation plan.

(7)	Mr. Ferguson would have vested as to 50,000 restricted share units. He would have received a distribution an aggregate of 17,835 common shares under our executive deferred compensation and foreign executive deferred compensation plans.

(8)	Mr. Martin would have vested as to 105,000 restricted shares. He would have received a distribution of 39,188 common shares under our executive deferred compensation plan.

(9)	Mr. Morley would have vested as to 55,000 restricted shares. He would have received a distribution of 17,708 common shares under our executive deferred compensation plan.

Termination Upon Death

In the event of a named executive officer’s death, his estate would be entitled to receive the following compensation in addition to the amounts set forth in the Cash Compensation Table: (a) life insurance proceeds in the amount of one times the officer’s salary or salary bracket, (b) if applicable, accidental death and dismemberment proceeds in the amount of one times the officer’s salary and (c) if a participant is not already eligible to receive the maximum benefits payable under our retirement plan, an additional death benefit amount under that plan.

The additional amounts in life insurance proceeds would be $1,409,375 for Mr. Duroc-Danner, $550,000 for Mr. Becnel, $2,039,545 for Mr. Ferguson, $500,000 for Mr. Martin and $720,000 for Mr. Morley (including $245,000 of proceeds the premiums for which are paid by Mr. Morley). If accidental death and dismemberment benefits were payable, these amounts generally would be doubled. The additional NQERP Payment amounts would have been $0 for Mr. Duroc-Danner, $16,190,620 for Mr. Becnel, $9,133,540 for Mr. Ferguson, $10,565,740 for Mr. Martin and $5,009,885 for Mr. Morley.

Termination Upon Disability

In the event a named executive officer’s employment terminated as of December 31, 2007 due to Disability, and provided that the officer was not already eligible to receive the maximum benefit amount under our retirement plan, the additional NQERP Payments over the amounts shown in the Cash Compensation Table would have been $0 for Mr. Duroc-Danner, $8,247,914 for Mr. Becnel, $4,231,979 for Mr. Ferguson, $4,895,586 for Mr. Martin and $0 for Mr. Morley.

Termination After a Change of Control

In the event of a termination of a named executive officer after a change of control by us for any reason other than Cause, by the officer for Good Reason or by reason of the officer’s death or Disability, and provided that the officer was not already eligible to receive the maximum benefit amount under our retirement plan due to his age and years of service, the officer’s NQERP Payment would be increased from the amount set forth in the Cash Compensation Table due to increased years of service and age that would have been credited to the officer upon the change of control and subsequent termination. Additionally, the named executive officer would be entitled to certain gross-up payments to account for taxes that would be payable on the amounts received by the executive.

The additional NQERP Payment amounts would be $1,090,880 for Mr. Duroc-Danner, $15,500,585 for Mr. Becnel, $8,373,891 for Mr. Ferguson, $10,873,380 for Mr. Martin and $5,166,793 for Mr. Morley. Tax gross-up payments would be $0 for Mr. Duroc-Danner, $9,215,910 for Mr. Becnel, $0 for Mr. Ferguson, $7,067,215 for Mr. Martin and $4,116,252 for Mr. Morley.

Outstanding Equity Awards at December 31, 2007

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2007. For any named executive officer not listed in the following table, no information was applicable.

	Option Awards				Stock Awards
							Market
					Number of		Value of
	Number of	Number of			Shares or		Shares or
	Securities	Securities			Units of		Units of
	Underlying	Underlying	Option		Shares		Shares
	Unexercised	Unexercised	Exercise	Option	That Have		That Have
	Options (#)	Options (#)	Price	Expiration	Not Vested		Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)(1)

Bernard J. Duroc-Danner	392,676 (2)	—	11.885	09/25/2015	—		—
	370,000	—	17.575	12/17/2016	—		—
	—	336,650 (3)	40.10	02/28/2016	36,126	(4)	2,478,244
	—	—	—	—	100,000	(5)	6,860,000
	—	—	—	—	112,220	(6)	7,698,292
Andrew P. Becnel	90,000	—	17.06	07/22/2015	—		—
	50,000	—	17.75	10/08/2015	—		—
	140,000	—	19.965	05/09/2017	—		—
	—	120,000 (7)	42.27	10/27/2016	—		—
	—	—	—	—	15,000	(8)	1,029,000
	—	—	—	—	15,000	(9)	1,029,000
	—	—	—	—	50,000	(10)	3,430,000
Stuart E. Ferguson	50,000	—	12.41	09/24/2016	—		—
	—	—	—	—	30,000	(8)	2,058,000
	—	—	—	—	20,000	(10)	1,372,000
Burt M. Martin	200,000	—	11.885	09/25/2015	—		—
	—	—	—	—	30,000	(8)	2,058,000
	—	—	—	—	35,000	(9)	2,401,000
	—	—	—	—	40,000	(10)	2,744,000
Keith R. Morley	200,000	—	15.585	11/18/2014	—		—
	—	—	—	—	15,000	(8)	1,029,000
	—	—	—	—	15,000	(9)	1,029,000
	—	—	—	—	25,000	(10)	1,715,000

(1)	Assumes a value of $68.60 per share, which was the closing market price of our common shares on December 31, 2007.

(2)	Option has been transferred to a family limited partnership for estate planning purposes.

(3)	Options vests in equal increments on February 28, 2009 and 2011.

(4)	Shares vest as follows: 18,063 vested on February 14, 2008 and 18,063 will vest on February 14, 2009.

(5)	Shares vest on December 14, 2009.

(6)	Shares vest in equal increments on each of February 28, 2009 and 2011.

(7)	Option vests in equal increments on each of October 27, 2008 and 2010.

(8)	Shares/units vest in equal increments as follows: one-half vested on January 7, 2008 and the remaining one-half will vest on January 7, 2009.

(9)	Shares vest on December 19, 2009.

(10)	Shares vest in equal increments on each of February 28, 2009 and 2011.

Option Exercises And Restricted Shares\Units Vested in 2007

The following table provides information about the number of shares acquired upon option exercises and restricted shares or share units vesting, and the value realized on exercise and vesting, as applicable, by our named executive officers during 2007.

			Restricted Share and
	Option Awards		Restricted Share Unit Awards
			Number of
	Number of		Shares/Units
	Shares	Valued	Acquired on		Value
	Acquired on	Realized on	Vesting		Realized on
Name	Exercise (#)	Exercise ($)(1)	(#)(2)		Vesting ($)(2)

Bernard J. Duroc-Danner	—	—	—		—
	—	—	270,427	(3)	16,886,454
Andrew P. Becnel	—	—	36,930	(4)	2,188,732
Stuart E. Ferguson	—	—	28,818	(5)	1,467,728
Burt M. Martin	—	—	66,162	(6)	3,872,269
Keith R. Morley	—	—	32,054	(7)	1,871,206
Hazel A. Brown	—	—	30,000	(8)	1,211,400
E. Lee Colley, III	567,108	28,245,356	139,816	(9)	7,279,846

(1)	The value is based on the difference in the closing market price of the common shares on the date of exercise and the exercise price of the options.

(2)	Number of shares acquired and the value thereof includes any shares surrendered to satisfy tax withholding obligations. The value is based on the closing market price of our common shares on the vesting date multiplied by the aggregate number of shares that vested on such date.

(3)	18,062 shares vested on February 14, 2007, with a value of $727,176 (based on a closing market price per share of $40.26 on that date), 86,666 shares vested on September 8, 2007, with a value of $5,368,959 (based on a closing market price per share of $61.95 on September 7, 2007), 100,000 shares vested on December 14, 2007, with a value of $6,512,000 (based on a closing market price per share of $65.12 on that date), and 65,699 shares vested on December 15, 2007, with a value of $4,278,319 (based on a closing market price per share of $65.12 on December 14, 2007).

(4)	7,500 shares vested on January 7, 2007, with a value of $283,950 (based on a closing market price per share of $37.86 on January 5, 2007), 14,430 shares vested on December 15, 2007, with a value of $939,682 (based on a closing market price per share of $65.12 on December 14, 2007), and 15,000 shares vested on December 19, 2007, with a value of $965,100 (based on a closing market price per share of $64.34 on that date).

(5)	15,000 units vested on January 7, 2007, with a value of $567,900 (based on a closing market price per share of $37.86 on January 5, 2007), and 13,818 units vested on December 15, 2007, with a value of $899,828 (based on a closing market price per share of $65.12 on December 14, 2007).

(6)	15,000 shares vested on January 7, 2007, with a value of $567,900 (based on a closing market price per share of $37.86 on January 5, 2007), 16,162 shares vested on December 15, 2007, with a value of $1,052,469 (based on a closing market price per share of $65.12 on December 14, 2007), and 35,000 shares vested on December 19, 2007, with a value of $2,251,900 (based on a closing market price per share of $64.34 on that date).

(7)	7,500 shares vested on January 7, 2007, with a value of $283,950 (based on a closing market price per share of $37.86 on January 5, 2007), 9,554 shares vested on December 15, 2007, with a value of $622,156 (based on a closing market price per share of $65.12 on December 14, 2007), and 15,000 shares vested on December 19, 2007, with a value of $965,100 (based on a closing market price per share of $64.34 on that date).

(8)	30,000 shares vested on January 31, 2007, with a value of $1,211,400 (based on a closing market price per share of $40.38 on that date).

(9)	17,500 shares vested on January 7, 2007, with a value of $662,550 (based on a closing market price per share of $37.86 on January 5, 2007), and 122,316 shares vested on June 11, 2007, with a value of $6,617,296 (based on a closing market price per share of $54.10 on that date).

Pension Benefits

The following table and the information below it contain information regarding the named executive officers’ benefits under our nonqualified executive retirement plan. Values have been determined using interest rate and mortality assumptions consistent with those used in our financial statements.

	Number of	Present Value
	Years	of	Payments
	Credited	Accumulated	During Last
	Service	Benefit	Fiscal Year
Name	(#)(1)	($)(2)	($)

Bernard J. Duroc-Danner	21	44,093,014	—
Andrew P. Becnel	6	2,284,291	—
Stuart E. Ferguson	7	2,322,983	—
Burt M. Martin	10	4,214,413	—
Keith R. Morley	9	5,192,950	—
Hazel A. Brown(3)	—	—	—
E. Lee Colley, III(4)	—	—	12,001,203

(1)	Years of credited service shown above are rounded up to the next whole year as required by the plan.

(2)	Includes amounts that the officer may not currently be entitled to receive because such amounts are not vested. Values were determined using the projected unit credit actuarial cost method. Material assumptions used in the valuations include a discount rate of 5.75% and an inflation rate of 3%. For purposes of the table, all participants are assumed to retire at the normal retirement age, as defined by the executive retirement plan (see “Pension Benefits” in this proxy statement). Mortality rates used were from the 1994 Group Annuity Mortality, Male and Female.

(3)	As of January 31, 2007, Ms. Brown was removed from the plan in connection with her termination. She was not vested on such date.

(4)	For the purposes of the table, the benefit amount due Mr. Colley is being shown in the payments column because it was payable upon termination. However, the payment of the benefit amount was deferred for six months in compliance with the Internal Revenue Code Section 409A. The benefit amount shown in the table was paid in January 2008.

Compensation under the plan is based on the sum of (a) the highest base salary in the last five years of employment, increased by any amounts that could have been received in cash in lieu of deferrals made pursuant to a cash or deferred arrangement or a cafeteria plan, and (b) the greater of the bonus amount potentially payable under the Company’s management incentive plan for the last year of employment and the highest bonus paid in the last five years of employment.

Upon electing to participate in the plan, the participant agrees to a 10% reduction in his or her base salary as of the time of electing to participate. Our Chief Executive Officer has sole discretion to credit participants, other than himself, with additional years of service under the plan. The officers named in the Summary Compensation Table may be credited an additional three years of service or years of age upon termination of employment for any reason (except for termination by the Company for Cause or voluntary termination by the participant for any reason other than for Good Reason, death, disability or retirement).

Benefits are the product of an annual benefit percentage (2.75% for each of the named executive officers) multiplied by the participant’s compensation in effect as of his retirement, multiplied by the participant’s years of service. The benefits are limited to a maximum amount equal to the participant’s compensation multiplied by a maximum benefit percentage (60% for each of the named executive officers).

When determining benefits payable to a participant, if his or her age (before adding any additional years under the plan) is 55 or older, then no additional years of age are credited to a participant. If a participant’s actual age is 54 or less, the participant will be credited with additional years of age, provided that when the participant’s age, for purposes of determining benefits payable, reaches 55, then no additional years of service will be credited to the participant.

The normal retirement age under the plan is 62. A participant may elect early retirement on or after attainment of age 55 and the completion of 10 years of service. In the event of early retirement, monthly benefits are reduced by an amount equal to .25% multiplied by the number of years that a participant’s age is less than age 62, subject to a maximum number of seven years. In the event of a change in control, however, benefits are not reduced. Mr. Morley is the only named executive officer currently eligible for early retirement under the plan.

If a participant dies or becomes disabled while in our employ, he or she or his or her beneficiaries, as applicable, will be eligible to receive benefits under the plan. If the participant is less than 62 years old at the time of death or disability, benefits are reduced by an amount equal to .25% multiplied by the number of years that the participant’s age is less than 62, subject to a maximum number of seven years.

If a participant’s employment is terminated other than by us for cause and the participant has completed ten years of service, the participant will be eligible for benefits under the plan. If the participant has not attained age 55 at the time of termination, monthly benefits will begin at age 55, unless the participant elects to receive a lump sum, in which case the benefit will be paid at termination. However, if a participant voluntarily terminates his or her employment other than for good reason prior to a change of control, the participant will not be eligible to receive his or her retirement benefit until age 55. Additionally, if a participant has at least seven years of service but less than ten years and his or her employment is terminated prior to a change of control for any reason other than by us for cause or voluntarily by the participant for any reason other than good reason, disability, death or retirement, the participant will be credited with an additional three years of service and age and will be eligible to receive this termination benefit.

In the event of a change of control, the participant will be credited with an additional five years of service and age. If the participant’s employment terminates after a change of control for any reason other than by us for cause, the participant will be credited with an additional five years of service and age and will be entitled to receive benefits beginning upon termination of employment.

The participants are entitled to receive “gross-up” payments sufficient to satisfy any penalties, excise or other tax payments that may be required. Participants and their spouses are also entitled to receive health and medical insurance benefits for life, provided they pay normal employee contributions for this coverage up to a maximum annual contribution of $2,000. These benefits will be secondary to Medicare and any other health and medical benefits that the participant receives from any other employer-provided plan.

A participant’s interest in the plan is generally distributed either in a lump sum or in the form of a monthly annuity for life, at the participant’s option. If the participant elects to receive monthly benefits, the participant’s beneficiaries will receive upon the participant’s death a lump sum payment equal to 120 monthly installments of the participant’s benefit.

Nonqualified Deferred Compensation

The following table and the information below it contain information regarding the named executive officers’ benefits under our deferred compensation plans.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in 2007	in 2007	2007	Distributions	12/31/07
Name	($)(1)	($)(2)	($)	($)	($)(3)

Bernard J. Duroc-Danner	318,841	637,681	0	0	12,115,781
Andrew P. Becnel	84,186	168,372	0	0	1,249,528
Stuart E. Ferguson	0	150,224	0	0	1,223,450
Burt M. Martin	88,197	176,393	0	0	2,688,316
Keith R. Morley	61,476	122,953	0	0	1,214,783
Hazel A. Brown(4)	1,858	3,715	0	117,354	0
E. Lee Colley, III(5)	81,916	163,833	0	1,902,723	1,190,858

(1)	All amounts shown are included in the Salary column of the Summary Compensation Table. Executive contributions in 2007 represented 7,295, 1,858, 1,975, 1,333, 48 and 1,925 units allocated to the accounts of Messrs. Duroc-Danner, Becnel, Martin and Morley, Ms. Brown and Mr. Colley, respectively. Mr. Ferguson is a participant in our foreign deferred compensation plan, which does not provide for participant contributions.

(2)	All amounts shown above are included in the All Other Compensation column of the Summary Compensation Table. Company contributions in 2007 represented 14,591, 3,716, 3,307, 3,949, 2,666, 96 and 3,850 units allocated to the accounts of Messrs. Duroc-Danner, Becnel, Ferguson, Martin and Morley, Ms. Brown and Mr. Colley, respectively.

(3)	As of December 31, 2007, Messrs. Duroc-Danner, Becnel, Ferguson, Martin and Morley, Ms. Brown and Mr. Colley had 176,615, 18,215, 17,835, 39,188, 17,708, 0 and 17,359 units allocated to their respective accounts, including units purchased with their own deferrals.

(4)	Ms. Brown received a gross distribution of 2,121 shares in August 2007. At the election of Ms. Brown, 760 shares were withheld for taxes. The value included above represents the gross units at a per share price of $55.33, the closing market price of our common shares on July 31, 2007, the date on which the distribution was initiated.

(5)	Mr. Colley received a gross distribution of 36,860 shares in August 2007. At the election of Mr. Colley, 13,152 shares were withheld for taxes. The value included above represents the gross shares at a per share price of $51.62, the closing market price of our common shares on August 3, 2007, the date on which the distribution was initiated.

Under the executive deferred compensation plan, participating employees receive a tax deferred contribution under the plan equal to 7.5% of their annual compensation through a credit to an account that is converted into non-monetary units representing the number of common shares that the contributed funds could purchase in the market at the time of the contribution. In addition, in an effort to provide incentive to the participants to invest a portion of their compensation in the Company’s common shares, the participating employees are offered the opportunity to defer up to 7.5% of their compensation to their account under this plan, in which case we will make a matching contribution equal to the amount of the deferral. All of our executive officers (other than Mr. Ferguson, who is a participant in our foreign executive deferred compensation plan) have elected to defer 7.5% of their compensation under this plan. Contributions are made on a monthly basis.

Under the foreign executive deferred compensation plan, participating employees receive a tax deferred contribution under the plan equal to 15% of their annual compensation through a credit to an account that is converted into non-monetary units representing the number of common shares that the contributed funds could purchase in the market at the time of the contribution. Contributions are made on a monthly basis. Mr. Ferguson is a participant in the foreign executive deferred compensation plan.

Compensation that may be deferred under the plans consists of base pay, cash merit and incentive bonuses, commission, short-term disability pay, vacation pay and retention bonuses. Both plans provide for a five-year vesting period with respect to the Company’s contributions, subject to earlier vesting in the event of a change in control. Distributions are made after an officer retires, terminates his employment or dies. Distributions are made in common shares. The number of common shares distributed will be an amount equal to the number of units in the officer’s account at the time of the distribution. The ultimate value of benefits under the plan to the participant is wholly dependent upon meeting the plans’ vesting requirements and the price of the common shares at the time the participating employee retires or dies or his or her employment terminates.

Our obligations with respect to the plans are unfunded. However, we have established a grantor trust, which is subject to the claims of our creditors, into which funds are deposited with an independent trustee that purchases common shares for the executive deferred compensation plan.

OTHER INFORMATION

Incorporation by Reference

The Audit Committee Report and the Compensation Committee Report contained in this proxy statement are not deemed to be soliciting material or filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any prior or future filings we make under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate any of this information by reference. Information contained in or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

All of our executive officers and directors are required to file initial reports of share ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 16(a) of the Securities Exchange Act of 1934.

We have reviewed these reports, including any amendments, and written representations from the current executive officers and directors of the Company. Based on this review, we believe that, except as set forth below, all filing requirements were met for the executive officers subject to Section 16(a) and our directors during 2007. Mr. Millard was required to file a Form 4 on or before May 1, 2007 to report a transaction on April 27, 2007. The transaction was reported on a Form 4 filed on May 3, 2007.

Proposals by Shareholders

Shareholder proposals to be included in the proxy materials for our Annual General Meeting to be held in 2009 must be received by us by December 29, 2008, and must otherwise comply with Rule 14a-8 promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year.

If you do not comply with Rule 14a-8, we will not be required to include the proposal in our proxy statement and the proxy card mailed to our shareholders. However, you may use the procedures set forth in our Bye-laws to have a proposal that is not included in our proxy materials brought before the 2008 Annual General Meeting for consideration by our shareholders. The Company’s Bye-laws set forth procedures to be followed by shareholders or beneficial owners of our shares who wish to nominate candidates for election to the Board of Directors or bring other business before an annual or special general meeting of shareholders. If a shareholder desires to nominate candidates for election to the Board of Directors or bring other business before the 2009 Annual General Meeting, we must receive notice from the shareholder or beneficial owner not less than 60 days nor more than 90 days prior to June 2, 2009 (no earlier than March 4, 2009 and no later than April 3, 2009). However, if our 2009 Annual General Meeting is called for a date that is not within 60 days before or after June 2, 2009, we must receive such notice not later than the 7th day following the day on which notice of the date of the 2009 Annual General Meeting was mailed or public disclosure of the date of the 2009 Annual General Meeting was made, whichever occurs first. Any such notice from a shareholder or beneficial owner also must contain the information specified in our Bye-laws, including, in the case of a nomination, certain background information, and in the case of other business, a description of such business and reasons for conducting such business before the Annual General Meeting. Additionally, under Bermuda law, shareholders holding not less than 5% of the total voting rights or 100 or more shareholders together may require us to give notice to our shareholders of a proposal to be submitted at an Annual General Meeting. Generally, notice of such a proposal must be received by us at our registered office in Bermuda (located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda) not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our Bye-laws. They are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Company Bylaws.” Shareholders also may obtain a copy of our Bye-laws free of charge by submitting a written request to our Secretary at our principal executive offices.

Any shareholder proposal, whether or not to be included in our proxy materials, must be sent to our Secretary at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027.

Other Business

We know of no other business that will be brought before the Annual General Meeting. Under the Company’s Bye-laws, shareholders may only bring business before the Annual General Meeting if it is submitted to our Secretary within the time limits described above in the section entitled “Proposals by Shareholders”. If any other matters are properly presented, the persons named on the enclosed proxy card will vote the shares represented by proxies as they deem advisable.

Additional Information Available

We have filed an Annual Report on Form 10-K for 2007 with the Securities and Exchange Commission. A complete copy of our Annual Report on Form 10-K is available on our website at www.weatherford.com. We also will provide a copy of our Annual Report on Form 10-K to any shareholder without charge upon written request. Copies of any exhibits to our Annual Report on Form 10-K also are available upon written request subject to a charge for copying and mailing. If you wish to obtain a paper copy of our Annual Report on Form 10-K or have any other questions about us, please contact our Investor Relations Department in writing (515 Post Oak Blvd., Suite 600, Houston, Texas 77027), by telephone (713) 693-4000) or visit our website.

By Order of the Board of Directors

Burt M. Martin
Secretary

Houston, Texas
April 28, 2008

Weatherford International Ltd.

Notice of 2008 Annual General Meeting of Shareholders

and Proxy Statement

June 2, 2008

10:00 a.m. (Houston time)

Hotel Granduca
1080 Uptown Park Boulevard
Houston, Texas

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
WEATHERFORD INTERNATIONAL LTD.
June 2, 2008
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.    â
■   00003333333300000000  4                                                                            060208

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED UNDER PROPOSAL 1 WITH RESPECT TO WHOM NO DIRECTION IS MADE AND “FOR” PROPOSAL 2. If you wish to vote “FOR” all of the nominees for director and “FOR” Proposal 2, you need only sign, date and return your card without marking your vote. Receipt of the Proxy Statement dated April 28, 2008, and the Annual Report of Weatherford for the year ended December 31, 2007, is 2 hereby acknowledged.	1.	Election of the following Nominees as Directors, as set forth in the Proxy Statement:
		NOMINEES:	FOR	AGAINST	ABSTAIN
		Nicholas F. Brady	☐	☐	☐
		William E. Macaulay	☐	☐	☐
		David J. Butters	☐	☐	☐
		Robert B. Millard	☐	☐	☐
		Bernard J. Duroc-Danner	☐	☐	☐
		Robert K. Moses, Jr.	☐	☐	☐
		Robert A. Rayne	☐	☐	☐
2.
Appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2008, and authorization of the Audit Committee of the Board of Directors to set Ernst & Young LLP’s remuneration.

			☐	☐	☐
	3.	To consider and vote upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in the proxy’s discretion.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
WEATHERFORD INTERNATIONAL LTD.
June 2, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- or -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- or -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.    â
■   00003333333300000000  4                                                                                     060208

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED UNDER PROPOSAL 1 WITH RESPECT TO WHOM NO DIRECTION IS MADE AND “FOR” PROPOSAL 2. If you wish to vote “FOR” all of the nominees for director and “FOR” Proposal 2, you need only sign, date and return your card without marking your vote. Receipt of the Proxy Statement dated April 28, 2008, and the Annual Report of Weatherford for the year ended December 31, 2007, is hereby acknowledged.	1.	Election of the following Nominees as Directors, as set forth in the Proxy Statement:
		NOMINEES:	FOR	AGAINST	ABSTAIN
		Nicholas F. Brady	☐	☐	☐
		William E. Macaulay	☐	☐	☐
		David J. Butters	☐	☐	☐
		Robert B. Millard	☐	☐	☐
		Bernard J. Duroc-Danner	☐	☐	☐
		Robert K. Moses, Jr.	☐	☐	☐
		Robert A. Rayne	☐	☐	☐
2.
Appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2008, and authorization of the Audit Committee of the Board of Directors to set Ernst & Young LLP’s remuneration.

			☐	☐	☐
	3.	To consider and vote upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in the proxy’s discretion.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■

WEATHERFORD INTERNATIONAL LTD.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
     The undersigned shareholder of Weatherford International Ltd. ("Weatherford") hereby appoints Burt M. Martin, or, failing him, Bernard J. Duroc-Danner, as proxy, each with full power of substitution, for the undersigned to vote the number of common shares of Weatherford that the undersigned would be entitled to vote if personally present at the Annual General Meeting of Shareholders of Weatherford to be held on June 2, 2008, at 10:00 a.m., Houston time, at the Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 28, 2008:
     Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be held on June 2, 2008: Our Proxy Statement dated April 28, 2008 and our Annual Report for the year ended December 31, 2007 are available at http://www.weatherford.com/ weatherford/groups/public/documents/aboutwft/ir-annual-reports.asp.
(Continued and to be signed on the reverse side.)

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